United States
Securities And Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Kroger Co.
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PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2006 ANNUAL REPORT
________

FINANCIAL HIGHLIGHTS
(in millions except per share data and percentages)
			Percent
Fiscal Year	2006	2005	Change (1)
Sales	$66,111	$60,553	9.2%
Operating Profit	$2,236	$2,035	9.9%
Net earnings per share	$1.54	$1.31	17.6%
Average shares used in calculation	723	731	(1.1)%
Net cash provided by operating activities	$2,351	$2,192	7.3%
Capital expenditures	$1,683	$1,306	28.9%
Identical supermarket sales (2)	$59,592	$55,993	6.4%
Identical supermarket sales excluding fuel operations (2)	$55,399	$52,483	5.6%
Comparable supermarket sales (3)	$61,045	$57,203	6.7%
Comparable supermarket sales excluding supermarket fuel operations (3)	$56,702	$53,622	5.7%

(1)	The percent calculations were based on the rounded numbers as presented.
(2)	We define a supermarket as identical when the store has been in operation and has not been expanded or relocated for five full quarters. Annualized identical supermarket sales are calculated as a summation of four quarters of identical sales.
(3)	We define a supermarket as comparable when the store has been in operation for five full quarters, including expansions and relocations. Annualized comparable supermarket sales are calculated as a summation of four quarters of comparable sales.

FELLOW SHAREHOLDERS:

     I am pleased to write to you about Kroger’s 2006 performance and our plans for continued success in 2007 and beyond. Kroger had a very strong year. Our results are a direct result of the hard work and dedication of our 310,000 Associates in every area of our business. We are confident our Customer 1st strategy is connecting with our shoppers and will enable us to continue to generate positive results for our Shareholders, Associates, and the Communities we serve.

OVERVIEW OF KROGER’S BUSINESS STRATEGY

     Our results in 2006 clearly demonstrate that our Customer 1st strategy is working. We are focused on listening to our Customers and offering what they tell us is important to them. Whether it is faster checkouts, cleaner stores, more convenience or better value, each of us contributes to putting the Customer 1st every day, in every store. This is the foundation of our business.

     Our business strategy also incorporates managing costs, investing in capital projects to keep our stores fresh and inviting, and implementing new technology to reduce costs and improve service.

     This approach enables Kroger to continue to deliver on all three elements of our financial “triple play” strategy: reducing debt, investing capital, and repurchasing stock and paying dividends.

REVIEW OF 2006

     Kroger delivered consistently strong results in 2006, exceeding our original guidance for both identical supermarket sales and earnings per share growth.

QUARTERLY DIVIDEND INCREASED

     On March 15, 2007, Kroger announced that our Board of Directors increased the quarterly dividend it pays shareholders by 15.4% to $0.075 per share. This is the first increase in the quarterly dividend since the Board initiated the dividend program last year.

     In keeping with the objectives outlined when the dividend policy was initiated, Kroger’s Board increased the amount after considering the Company’s overall results, the needs of the business and the interest of shareholders. This increase in the quarterly dividend reflects the Board’s confidence in our strategic plan.

IDENTICAL SALES GREW 5.6% WITHOUT FUEL

     Our full-year identical supermarket sales growth in 2006, excluding fuel sales, was 5.6% – well in excess of our original goal, which was to exceed 3.5%. Each quarter we raised that target to reflect our sales momentum throughout the year.

     Total sales for the year increased 9.2% to $66.1 billion. After adjusting for the extra week in fiscal 2006, total sales increased 7.0% over fiscal 2005.

EARNINGS PER SHARE GROWTH OF 15%

     We ended the year with earnings per share growth of 15%, plus the additional value of our cash dividend program, far surpassing our original estimate of 6 – 8% growth in 2006. We raised that range to 8 – 10% during the year.

     Our earnings per share growth was driven primarily by three factors: strong identical sales, slightly improving operating margins, and fewer shares outstanding.

     Net earnings for the year were $1.1 billion, or $1.54 per diluted share. The 53rd week in the fiscal year provided an estimated benefit of $0.07 per diluted share.

COMPETITIVE ADVANTAGES

     As the retail food industry evolves, one certainty remains: the environment in which we operate continues to be intensely competitive. We remain focused on our key strengths, which enable us to listen and respond to our Customers. Kroger’s competitive advantages include:

  our people – a team of talented professionals focused on listening and responding to Customers;

  a high-quality asset base with leading market shares in many of the nation’s largest and fastest-growing markets;

  broad geographic diversity and multiple retail formats that allow Kroger to meet the needs of our diverse Customers;

  our Customer loyalty card database, plus a unique data analysis capability;

  outstanding private-label products that have earned industry-leading market share; and

  a successful track record of competing head-to-head against supercenters.

STRONG MARKET SHARE

     Kroger serves customers in 44 major markets – regions where we operate nine or more stores. In 2006, Kroger held the No.1 or No. 2 market share position in 38 of our 44 markets. Many of these are the largest and fastest-growing metropolitan areas in the country.

     Kroger’s overall market share in these 44 markets increased approximately 65 basis points during 2006, on a volume-weighted basis. This growth in fiscal 2006 is even more impressive considering it follows our strong market share gains in the previous year. In 2005, Kroger’s overall market share in our 44 major markets increased more than 35 basis points. Looking at the two years combined, our major market share increased approximately 100 basis points – a significant increase that clearly shows Kroger’s strategic plan is working.

GEOGRAPHIC DIVERSITY AND MULTIPLE FORMATS

     Kroger operates food stores in 31 states under two dozen local banners. Our family of stores includes 2,171 combination food and drug stores, 145 price-impact warehouse stores, 122 multi-department stores and 30 Marketplace stores.

     Our combination stores employ a flexible format with products tailored to meet the specific needs of the neighborhood. More than 600 of our combination stores include fuel centers.

     The Marketplace format is a smaller version of the multi-department stores operated under the Fred Meyer banner. Marketplace stores contain a full grocery store and pharmacy along with expanded general merchandise departments.

     Kroger also operates 779 convenience stores, 412 fine jewelry stores and 42 food processing plants.

CUSTOMER INSIGHT

     Over the past several years, Kroger has accumulated a substantial database that provides valuable insight into the shopping behaviors of our Customers through our store loyalty card programs. More than 20 million households actively use one of our store loyalty cards.

     Kroger’s partnership with dunnhumby, a London-based leader in customer insight and data management, allows us to design tailored offerings for each Customer segment.

     Our Customer loyalty data provides Kroger with a unique advantage as we seek opportunities to understand and meet our Customers’ evolving needs and expectations.

LEADING CORPORATE BRANDS

     Kroger’s corporate brands are a key part of the company’s growth and an important part of our Customer 1st strategic plan. The company’s three-tier program – Private Selection, Kroger and Value brands – enables Kroger to serve our broad and diverse Customer base.

     Today, more than 10,000 corporate brand products are available only in Kroger’s family of stores. Our private label grocery items, in terms of dollars, represent approximately 24% of the Company’s grocery sales.

     Most of our high-quality, private-label products are made in one of our 42 manufacturing plants.

LOOKING AHEAD TO 2007

     We continue to face competitive challenges on all fronts. Consumers today have many choices. We believe we have the right approach – and the right team of people – to meet the diverse needs of today’s consumers.

     As in 2006, strong identical sales, slightly improving operating margins, and fewer shares outstanding will drive Kroger’s earnings per share growth this year.

     Kroger’s quarterly cash dividend is an important component of shareholder return. We expect the combination of the Company’s dividend and earnings per share target of $1.60 to $1.65 to deliver a double-digit return for Kroger shareholders in 2007.

     Our forecast of Kroger’s growth rate assumes a stable labor environment. The Company has a number of labor negotiations this year covering Associates in Southern California, Cincinnati, Detroit, Houston, Memphis, Toledo, Seattle and West Virginia.

     As in the past, these labor negotiations will be challenging in the face of competitive pressures and rising pension and health care costs. We will continue to seek balanced agreements that provide good wages and benefits at a cost that is fair to all in order to invest in our business to create career opportunities for existing – and future Associates.

COMMUNITY ACTIVITIES

     Kroger has a long tradition of supporting the communities where our Associates and Customers live and work. More than $150 million was contributed in Kroger’s name during 2006, through donations from our Customers, Associates and the Company, both directly and through our foundations.

     Kroger has been supporting the fight to end hunger in America for more than 25 years. In 2006, we were selected “Retailer of the Year” by the food banks of the America’s Second Harvest network. This is the fourth time in six years that Kroger has received this award. It reflects the long-standing and close working relationship we have with more than 85 local food banks.

     Last year, our family of stores contributed more than 30 million pounds of food and other products to food banks serving the local communities where we operate. Those donations provided more than 22 million meals to families and individuals across the country through food banks, soup kitchens and emergency pantries. We appreciate the role our Associates, Customers and vendors play in helping us make a difference – in every community we serve.

     Each year, Kroger proudly recognizes some of our Associates who make outstanding contributions to their communities. We congratulate the winners of The Kroger Co. Community Service Award for 2006:

Jim Herzberg, Atlanta Division
Betty Porter, Central Division
Keith Eve, Cincinnati/Dayton Division
Kevin Flohr, City Market
Gary L. Moore, Delta Division
Mariana Barrenechea, Dillon Stores
Marnie L. Green, Food 4 Less
Cindi Corderman, Fred Meyer
Randy Poston, Fry’s
Dave Fannin, Great Lakes Division
Mark Combs, Jay C Stores
Matt LeClaire, King Soopers
Ed Southern, Mid-Atlantic
Dorian Shields, Mid-South
Sue Brooks, QFC
Debbie Muhler, Ralphs
Emily Brito, Smith’s
Jim Dickinson, Southwest Division
Veronica Johnson, Country Oven Bakery
Lisa Webb, Pace Dairy
Lewis and Maria Tracy, Layton Dairy
Art Anderson, Delight Products
Anne Sturgis, General Office

ENVIRONMENTAL STEWARDSHIP

     As one of the largest retailers in the country, Kroger is committed to being a responsible steward of the environment. Conserving energy and controlling the costs associated with energy usage has long been a focus for Kroger. We have made good progress in recent years and continue to look for opportunities to do more.

     Since 2000, Kroger has reduced our energy consumption by over 20%, or more than 1.3 billion kilowatt-hours, across all of our square footage. That’s enough energy to light, heat and cool every house in Nashville, Tennessee for one year.

     We have learned that one of the most effective ways to reduce energy consumption is by establishing best practices, which we do with the help of every Associate in every store. Our local energy teams create and implement store-specific energy reduction plans. We also have programs in place to train and educate all of our Associates about good energy habits.

     Our ongoing efforts in this important area are supported throughout the Company.

PROMOTIONS AND RETIREMENTS

     Diversity is one of Kroger’s core values and to underscore its importance, Kroger named Carver Johnson as the Company’s first Chief Diversity Officer last year. Mr. Johnson, who has been with Kroger since 1999, and his team focus on hiring, training and retaining a diverse work force and oversee Kroger’s supplier diversity efforts. Kroger has been a leader in the use of minority and women-owned business enterprises (M/WBE) in all aspects of our business for more than 25 years, spending $1 billion annually with M/WBEs.

     Several individuals were named to lead retail divisions this year, continuing Kroger’s strong track record of developing leaders and creating opportunities for them within the Company.

     Robert Moeder was named President of Kroger’s Central Division, bringing more than 30 years of retail and division management experience in Kroger to his new position. Mark Prestidge was promoted to President of Kroger’s Delta Division, after holding several leadership positions in the supermarket industry. Michael Ellis was named President of the Company’s Fred Meyer division after serving in several leadership positions within Kroger.

     On behalf of our entire Company, we extend our appreciation and congratulations to Richard Tillman, who retired after a 42-year career with Kroger. Mr. Tillman joined Kroger as a part-time food store clerk and held a variety of positions with increasing responsibility throughout his career, including President of Kroger’s Delta division.

DELIVERING IMPROVED SERVICE, SELECTION AND VALUE

     Kroger’s Customer 1st strategic plan served Customers, Associates and Shareholders well in 2006. We believe it will continue to enable the Company to achieve our objectives in 2007 and beyond.

     We are very pleased with Kroger’s growth and performance last year. We know there is much hard work ahead and we know our Associates are up to the challenge.

     We must continue to listen closely to our Customers and put their expectations and needs first – in every area of our business, every day – to achieve sustainable, profitable sales growth and continue to create value for our Shareholders.

     Thank you for your continued support and trust.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 15, 2007

To All Shareholders
of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on June 28, 2007, at 11 A.M., E.D.T., for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To consider, act upon and approve the Kroger Cash Bonus Plan;

3.	To consider, act upon and approve a proposal on rules of conduct for shareholder meetings and meetings outside of Cincinnati;

4.	To consider and act upon a proposal to ratify the selection of independent auditors for the year 2007;

5.	To act upon a shareholder proposal, if properly presented at the annual meeting; and

6.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 30, 2007 will be entitled to vote at the meeting.

ATTENDANCE

     Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the admission ticket that is attached to the proxy card.

     If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from that broker, trust, bank or nominee confirming that you are the beneficial owner of those shares. The left side portion of the voting instruction form that you receive from your broker will serve as your admission ticket.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website (www.kroger.com) at 11 a.m., E.D.T.

By order of the Board of Directors,
Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 15, 2007

     The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $12,500. Proxies may be solicited personally, by telephone, electronically via the Internet or by mail.

     David B. Dillon, Steven R. Rogel, and John T. LaMacchia, all of whom are Kroger directors, have been named members of the Proxy Committee.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 15, 2007.

     As of the close of business on April 30, 2007, our outstanding voting securities consisted of 710,217,716 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary or in person at the meeting or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors. At the 2006 annual meeting, shareholders voted to amend Kroger’s Articles of Incorporation to eliminate cumulative voting.

     The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

     Item No. 1, Election of Directors—The election of directors is, pursuant to Ohio law, determined by plurality. Broker non-votes and abstentions will have no effect on this proposal.

     Item No. 2, Approval of Kroger Cash Bonus Plan—Approval by shareholders of the Kroger Cash Bonus Plan requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 3, Rules of Conduct for Shareholder Meetings; Meetings Outside of Cincinnati—The affirmative vote representing a majority of the outstanding shares of our common stock is required to amend Kroger’s Regulations to provide for rules of conduct in connection with shareholder meetings and permitting these meetings outside of Cincinnati, Ohio. Abstentions and broker non-votes will have the same effect as votes against this proposal.

     Item No. 4, Selection of Auditors—Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

     Item No. 5, Shareholder proposal—The affirmative vote of a majority of shares participating in the voting on this proposal is required for its adoption. Proxies will be voted AGAINST this proposal unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on this proposal.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

     The Board of Directors, as now authorized, consists of 16 members divided into two classes. Although shareholders voted in 2006 to declassify the Board and cause all directors to be elected annually, the directors elected in 2005 will continue to serve their remaining terms until the annual meeting in 2008. All other members are to be elected at the annual meeting to serve until the annual meeting in 2008, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. Pursuant to guidelines adopted by the Board, in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election promptly will tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee of our Board of Directors will consider the resignation offer and recommend to the Board whether to accept the resignation. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

	Professional		Director
Name	Occupation (1)	Age	Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE
CONTINUING UNTIL 2008

Reuben V. Anderson	Mr. Anderson is a member in the Jackson, Mississippi, office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank and AT&T Inc. He is a member of the Corporate Governance and Public Responsibilities Committees.	64	1991

John L. Clendenin	Mr. Clendenin is Chairman Emeritus of BellSouth Corporation, a holding company with subsidiaries in the telecommunications business. From January 1984 through December 1996 he was its Chairman of the Board and Chief Executive Officer. Mr. Clendenin is a director of Equifax Incorporated, The Home Depot, Inc., Powerwave Technologies, Inc., and Acuity Brands, Inc. He is a member of the Compensation and Corporate Governance Committees.	72	1986

	Professional		Director
Name	Occupation (1)	Age	Since

David B. Dillon	Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995-1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation.	56	1995

David B. Lewis	Mr. Lewis is Chairman, President and Chief Executive Officer of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and Seattle. He is a director of H&R Block. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., Lewis & Thompson Agency, Inc., M.A. Hanna, TRW, Inc. and Comerica, Inc. He is chair of the Audit Committee and vice chair of the Public Responsibilities Committee.	62	2002

Don W. McGeorge	Mr. McGeorge was elected President and Chief Operating Officer of Kroger in 2003. Before that he was elected Executive Vice President in 2000 and Senior Vice President in 1997.	52	2003

W. Rodney McMullen	Mr. McMullen was elected Vice Chairman of Kroger in 2003. Before that he was elected Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.	46	2003

Jorge P. Montoya	Mr. Montoya was the President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble from 1995 to 1999. Mr. Montoya is a director of Gap, Inc. and Rohm & Haas Company. He is a member of the Compensation and Public Responsibilities Committees.	60	2007

Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Audit and Compensation Committees.	53	1997

	Professional		Director
Name	Occupation (1)	Age	Since

Susan M. Phillips	Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 though June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange and the Chicago Futures Exchange. Dr. Phillips also is a trustee of the Financial Accounting Foundation. She is a member of the Audit and Financial Policy Committees.	62	2003

Steven R. Rogel	Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof since December 1997. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. He is a director of Union Pacific Corporation. Mr. Rogel has been appointed by the Board to serve as Lead Director. He is chair of the Corporate Governance Committee and a member of the Financial Policy Committee.	64	1999

James A. Runde	Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a trustee of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation and Financial Policy Committees.	60	2006

	Professional		Director
Name	Occupation (1)	Age	Since

Ronald L. Sargent	Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Mattel, Inc. He is a member of the Audit and Public Responsibilities Committees.	51	2006

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2008

Robert D. Beyer	Mr. Beyer is Chief Executive Officer of The TCW Group, Inc., an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is a member of the Board of Directors of TCW and its parent, Société Générale Asset Management, S.A. He is also a member of the Board of Directors of The Allstate Corporation. Mr. Beyer is chair of the Financial Policy Committee and a member of the Compensation Committee.	47	1999

John T. LaMacchia	Mr. LaMacchia is Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Cincinnati Bell Inc. From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.	65	1990

Katherine D. Ortega	Ms. Ortega served as an Alternate Representative of the United States to the 45th General Assembly of the United Nations in 1990-1991. Prior to that, she served as Treasurer of the United States. Ms. Ortega is a director of Rayonier Inc., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund, and Trustee of the American Funds Tax Exempt Series I. She is chair of the Public Responsibilities Committee and a member of the Financial Policy Committee.	72	1992

	Professional		Director
Name	Occupation (1)	Age	Since

Bobby S. Shackouls	Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective on March 31, 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of ConocoPhillips. He is vice chair of the Audit and Corporate Governance Committees.	56	1999

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board Committees have charters that can be found on our corporate website at www.thekrogerco.com under Guidelines on Issues of Corporate Governance. During 2006, the Audit Committee met nine times, the Compensation Committee met four times, and the Corporate Governance Committee met four times. Committee memberships are shown on pages 8 through 12 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management and administers certain long-term incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of Kroger, the CEO, and the Board.

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2008, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 15, 2008. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate’s background and experience, to the attention of Kroger’s Secretary at our executive offices. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers including regional and geographic differences.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

     The Board elected Mr. Montoya, Mr. Runde and Mr. Sargent as directors to fill vacancies since the 2006 annual meeting. Non-management directors, our CEO, and a third-party search firm jointly recommended each of these directors.

CORPORATE GOVERNANCE

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at www.thekrogerco.com Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

INDEPENDENCE

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon, McGeorge and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

LEAD DIRECTOR

     The Lead Director presides over all executive sessions of the non-management directors; serves as the principal liaison to the non-management directors; and consults with the Chairman regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

AUDIT COMMITTEE EXPERTISE

     The Board of Directors has determined that David B. Lewis and Susan M. Phillips, both independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial and accounting officers. The Policy is available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

COMMUNICATIONS WITH THE BOARD

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

     The Board of Directors met six times in 2006. During 2006, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. Eleven of the thirteen members of the Board attended last year’s annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION – GENERAL PRINCIPLES

     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers who are identified in the Summary Compensation table below, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

     The Committee’s philosophy on compensation generally applies to all levels of Kroger management. That approach requires Kroger to:

  Make total compensation competitive;

  Include opportunities for equity ownership as part of compensation; and

  Use incentive compensation to help drive performance by providing superior pay for superior results.

     The following discussion and analysis addresses the compensation of the named executive officers. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

EXECUTIVE COMPENSATION – OBJECTIVES

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to assure that the officers work within the framework of Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises restraint to assure that executive officer compensation does not exceed reasonable and competitive levels in light of Kroger’s performance and the needs of the business.

     To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:

  Conducted an annual review of all components of executive officer compensation, quantifying total compensation on tally sheets. The review includes an assessment for each officer, including the CEO, of salary; performance-based cash compensation, or bonus; equity and long-term incentive compensation; accumulated realized and unrealized stock option gains and restricted stock values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s non-qualified deferred compensation program.

  Considered internal pay equity at Kroger. The Committee is aware of reported concerns at other companies regarding disproportionate compensation awards to chief executive officers. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger.

  Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger stock. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to 5 times his base salary; the Vice Chairman and the Chief Operating Officer to acquire and maintain ownership at 4 times their base salaries; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at 3 times their base salaries or annual cash retainers; and other officers and key executives at 2 times their base salaries.

ESTABLISHING EXECUTIVE COMPENSATION

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus level for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the “bonus level” for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan applicable to all corporate management. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus level as well as the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:

  A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

  An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to assure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

  A report from the Committee’s compensation consultant (described below) “benchmarking” named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to assure that the Committee’s objectives of competitiveness are met.

  A recommendation from the CEO (except in the case of his own compensation) for salary, bonus level and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Historical information regarding salary, bonus and equity compensation for a 3-year period.

     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

THE COMMITTEE’S COMPENSATION CONSULTANT AND BENCHMARKING

     The Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. While the parent and affiliated companies of Mercer Human Resource Consulting perform other services for us, the Committee has found that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; and (c) he does not benefit from the other work that Mercer performs for Kroger.

     The consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses base salary; target annual performance-based bonus; target cash compensation (the sum of salary and bonus); annualized long-term incentive awards, such as stock options, other equity awards, and performance-based long-term bonuses; and total direct compensation (the sum of all these elements). The consultant compares these elements against those of other companies in a peer group of publicly-traded food and drug retailers. For 2006, the group consisted of:

Albertson’s	Safeway
Costco Wholesale	Supervalu
CVS	Target
Great Atlantic & Pacific Tea	Walgreens
Rite Aid	Wal-Mart

     The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are a reference point, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     Kroger is the second-largest company as measured by annual revenues when compared with this peer group and the largest traditional food and drug retailer. The Committee has therefore sought to ensure that salaries paid to our executive officers are at or above the median paid by competitors for comparable positions and to provide an annual bonus potential to our executive officers that, if annual business plan objectives are achieved, would cause their total cash compensation to be meaningfully above the median.

     Based in part on the analysis performed by the Committee’s compensation consultant, the Committee concluded in 2005 that when comparing total compensation of the named executive officers to that of the peer group:

  cash compensation for the named executive officers as a group fell approximately at the median, and long-term compensation for the named executive officers fell substantially below the median.

     As a result, the Committee determined to increase the potential for the named executive officers to earn long-term compensation through the adoption of a performance-based long-term bonus plan. The long-term bonus plan is discussed in more detail below.

COMPONENTS OF EXECUTIVE COMPENSATION AT KROGER

     Compensation for our named executive officers is comprised of the following:

  Salary

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay)

  Performance-Based Long-Term Cash Bonus (long-term, non-equity incentive pay)

  Equity

  Retirement and other benefits

  Perquisites

SALARY

     We provide our named executive officers and other employees a fixed amount of cash compensation—salary—for the executive’s work. Salaries for named executive officers are established each year by the Committee. Salaries for the named executive officers typically are reviewed in May of each year.

     The amount of each executive’s salary is influenced by numerous factors including:

  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee)

  Benchmarking with comparable positions at peer group companies

  Tenure with Kroger

  Relationship with the salaries of other executives at Kroger.

     In 2006, the named executive officers received salary increases following the annual review of their compensation in May.

	Salaries
	2005	2006
David B. Dillon	$1,100,000	$1,150,000
J. Michael Schlotman	$450,000	$505,000
W. Rodney McMullen	$773,000	$805,000
Don W. McGeorge	$773,000	$805,000
Donald E. Becker	$540,000	$575,000

     The increases for Mr. Becker and Mr. Schlotman were greater than those for the others primarily because of benchmarking and their development in increased responsibilities.

PERFORMANCE-BASED ANNUAL CASH BONUS

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive an annual performance-based cash bonus based on Kroger or unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts only in the case of extraordinary performance, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a greater part of their compensation dependant upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependant upon Kroger’s performance. Finally, the Committee considers the report of its compensation consultant to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The bonus potential of each named executive officer for 2005 and 2006 is shown below. Mr. Becker’s bonus potential was increased because of an increase in salary and responsibility.

	Bonus
	2005	2006
David B. Dillon	$1,500,000	$1,500,000
J. Michael Schlotman	$450,000	$450,000
W. Rodney McMullen	$950,000	$950,000
Don W. McGeorge	$950,000	$950,000
Donald E. Becker	$525,000	$550,000

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2006, thirty percent of bonus was earned based on an identical sales target; thirty percent was based on a target for EBITDA; thirty percent was based on a set of measures for implementation and results under our strategic plan; and ten percent was based on the performance of new capital projects compared to their budgets. Targets in all cases allow for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance. The extent to which Kroger fell short of, met, or exceeded the targets established in each of these areas at the beginning of 2006 determined the percentage of each named executive officer’s bonus potential paid for 2006.

     In 2006, as in all years, the Committee retained discretion to reduce the bonus payout for named executives officers if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales, EBITDA, strategic plan and capital projects objectives. The Committee made one adjustment that reduced the bonuses of the named executive officers by less than one percent. The Committee determined that income from the sale of certain assets should not be included in EBITDA for purposes of the bonus calculation. The independent members of the Board made the same adjustment, resulting in the same reduction of bonus, for the CEO. No other adjustments were made. As a result, each of the named executive officers earned 141.118% of their bonus potentials.

     The percentage paid for 2006 represented and resulted from an extraordinary performance against the business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of incentive compensation:

Fiscal Year	Bonus Percentage
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.1%
2002	9.9%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2006 are shown in the Summary Compensation table under the heading “Non-Equity Incentive Plan Compensation.” These amounts represent the bonus potentials for each named executive officer multiplied by the percentage earned in 2006. In the case of Mr. Becker, the bonus potential was adjusted during 2006, and the amount he earned was based on a pro-rated bonus potential.

PERFORMANCE-BASED LONG-TERM CASH BONUS

     After reviewing executive compensation with its consultant in 2005, the Committee determined that the long-term component, which was made up of equity awards, of Kroger’s executive compensation was not competitive. The Committee developed a plan to provide an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a portion of compensation on the achievement of those goals. Beginning in 2006, approximately 140 Kroger executives, including the named executive officers, are eligible to participate in a performance-based cash bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger is successful in:

  improving its performance in four key categories, based on results of customer surveys; and

  reducing total operating costs as a percentage of sales, excluding fuel.

     The 2006 plan consists of two components. The first component measures the improvements through fiscal year 2009. The second, or phase-in component, measures the improvements through fiscal year 2007. Actual payouts will be based on the degree to which improvements are achieved, and will be awarded in increments based on the participant’s salary at the end of fiscal 2005. The Committee administers the plan and determines the bonus payout amounts based on achievement of the performance criteria. No amounts have yet been earned under this plan.

EQUITY

     Awards based on Kroger’s common stock are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2006, Kroger granted 3,233,090 stock options to approximately 6,652 employees, including the named executive officers, under one of Kroger’s long-term incentive plans. The options permit the holder to purchase Kroger common stock at an option price equal to the trading price of Kroger common stock on the date of the grant. Historically options could be granted at any regularly scheduled meeting of the Committee. In 2007 the Committee adopted a policy of granting options only on one of the four Committee meetings conducted in the same week following Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2006 Kroger awarded 2,225,833 shares of restricted stock to 14,240 employees, including the named executive officers. This amount is substantially higher than in past years, as we began reducing the number of stock options granted and increasing the number of shares of restricted stock awards. The change in Kroger’s broad-based equity program from predominantly stock options to a mixture of options and restricted shares was precipitated by (a) the perception of increased value that restricted shares offer, (b) the retention benefit to Kroger of restricted shares, and (c) changes in accounting conventions that permitted the change without added cost.

     The Committee considers several factors in determining the amount of options and restricted shares awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than in the case of the CEO.

     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger associates to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

RETIREMENT AND OTHER BENEFITS

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2006 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred during a deferral year bears interest at the rate equal to Kroger’s cost of ten year debt, which is not a preferential rate of interest. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan has been renewed in 1993, 1998, and in 2003. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants who are at least 40 and who have more than six years of service are entitled to severance pay ranging from approximately 9 to 20 months’ salary and bonus. The actual amount is dependent upon pay level and other benefits. KEPP can be amended or terminated by the Board at any time prior to a change in control. It will expire in 2008 unless renewed by the Board.

     Stock option and restricted stock agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately vested and restrictions on restricted stock lapsing, upon a change in control as described in the agreements.

     None of the named executive officers is party to an employment agreement. The CEO did have an employment contract that expired on November 30, 2006, and was not renewed.

PERQUISITES

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2006, the only perquisites provided were:

  personal use of Kroger aircraft, which officers may lease from Kroger, and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time, payments of premiums of life insurance policies, and reimbursement of the tax effects of those payments,

  reimbursement for the tax effects of participation in a non-qualified retirement plan, and reimbursement of up to $4,500 for financial planning services, which reimbursement has been discontinued in 2007.

     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation table and described in more detail in footnote 5 to that table.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers that is tax deductible by Kroger. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time and are not performance-based. As a result, compensation expense for those awards to the CEO and the next four most highly compensated officers would not be deductible.

     Although Kroger’s bonus plans are not discretionary but rather rely on performance criteria, these plans have not been approved by shareholders in the past. As a result, they currently do not satisfy the Internal Revenue Code’s requirements for deductibility. At the 2007 annual meeting of shareholders Kroger is submitting for approval of shareholders (see Item No. 2 below) its cash bonus plan. If approved by shareholders, bonuses paid under the plan to the CEO and the next four most highly compensated officers will be deductible by Kroger. In Kroger’s case, this group of individuals is not identical to the group of named executive officers.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:

     John T. LaMacchia, Chair

     Robert D. Beyer

     John L. Clendenin

     Jorge P. Montoya

     Clyde R. Moore

     James A. Runde

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the CEO and CFO (the “named executive officers”) during fiscal 2006. Fiscal year 2006 consisted of 53 weeks.

SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
				(1)	(1)	(2)	(3)	(4)
David B. Dillon
Chairman and CEO	2006	$1,155,991	—	$519,160	$3,311,870	$2,116,770	$1,008,309	$142,437	$8,254,537

J. Michael Schlotman
Senior Vice
President and CFO	2006	$499,099	—	$97,835	$339,653	$635,031	$256,221	$31,819	$1,859,658

W. Rodney McMullen
Vice Chairman	2006	$809,969	—	$195,956	$794,327	$1,340,621	$360,184	$44,530	$3,545,587

Don W. McGeorge
President and COO	2006	$809,969	—	$195,956	$811,355	$1,340,621	$698,272	$83,891	$3,940,064

Donald E. Becker
Executive Vice
President	2006	$575,413	—	$533,782	$576,090	$767,496	$711,031	$87,552	$3,251,364
____________________

(1)	This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the financial statements in the Company’s Form 10-K filed with the SEC on April 4, 2007. Expense excludes 6.5% estimate of forfeitures, but includes an acceleration of expense for options granted in 2006 to those reaching age 55 with at least 5 years of service during the option vesting period. Options granted in prior years are expensed over the vesting period without regard to age or years of service of the optionee. The named executive officers had no forfeitures in 2006.
(2)	The Compensation Committee awarded a 141.118% payout for the executive officers including the named executive officers, in accordance with the terms of the 2006 performance-based cash bonus program.
(3)	All amounts are attributable to change in pension value. During 2006, pension values increased significantly primarily due to increases in final average earnings used in determining pension benefits. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the Pension Benefits table for further information regarding credited service. The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation.
(4)	These amounts include the reimbursement of life insurance premiums in the amounts of $69,435, $16,745, $22,221, $44,213 and $43,187 for Mr. Dillon, Mr. Schlotman, Mr. McMullen, Mr. McGeorge and Mr. Becker, respectively. These amounts also include reimbursement for the tax effects of paying such premiums in the amounts of $43,321, $9,704, $13,438, $25,761 and $26,945 for Mr. Dillon, Mr. Schlotman, Mr. McMullen, Mr. McGeorge and Mr. Becker, respectively. These amounts further include reimbursement for the tax effects of participation in a nonqualified retirement plan in the amounts of $16,885, $5,370, $8,871, $13,649, and $16,931 for Mr. Dillon, Mr. Schlotman, Mr. McMullen, Mr. McGeorge, and Mr. Becker, respectively. For Mr. Dillon and Mr. Becker these amounts also include the value of financial planning services in the amounts of $4,500 and $489, respectively. Reimbursement for financial planning services has been discontinued in 2007. Excluded from these totals is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. These amounts for Mr. Dillon and Mr. McGeorge, calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $8,296 and $268, respectively. The other named executive officers had no such imputed income for 2006. Separately, we require that officers who make personal use of our aircraft reimburse us for the full amount of the variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations.

     Kroger historically has paid incentive compensation to its named executive officers based on the extent to which objectives established by the Committee are achieved. This compensation has been referred to as “bonus” in prior year proxy statements, but is now categorized as “non-equity incentive plan compensation.” The amounts shown above as non-equity incentive plan compensation reflect the compensation earned in 2006 and payable in 2007. Kroger and Mr. Dillon were parties to a five-year employment agreement that expired on November 30, 2006 and was not renewed. Restricted stock awards were granted under a long-term incentive plan, and restrictions on those shares lapse with the passage of time.

GRANTS OF PLAN-BASED AWARDS

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2006:

2006 GRANTS OF PLAN-BASED AWARDS
					All	All Other
					Other	Option
		Estimated			Stock	Awards:
		Possible Payouts	Estimated		Awards:	Number
		Under	Future Payouts		Number	of	Exercise		Grant
		Non-Equity	Under Equity		of	Securities	or Base		Date Fair
		Incentive Plan	Incentive Plan		Shares	Under-	Price of	Closing	Value of
		Awards	Awards		of Stock	lying	Option	Market	Stock and
	Grant	Target	Target		or Units	Options	Awards	Price	Option
Name	Date	($)	(#)		(#)	(#)	($/Sh)	($/Sh)	Awards
		(1)					(4)
David B. Dillon	1/29/2006	$1,500,000
	5/4/2006		120,000	(2)					$2,392,800
	5/4/2006		240,000	(3)			$19.94	$20.04	$1,658,064
J. Michael Schlotman	1/29/2006	$ 450,000
	5/4/2006		10,000	(2)					$ 199,400
	5/4/2006		20,000	(3)			$19.94	$20.04	$ 138,172
W. Rodney McMullen	1/29/2006	$ 950,000
	5/4/2006		30,000	(2)					$ 598,200
	5/4/2006		60,000	(3)			$19.94	$20.04	$ 414,516
Don W. McGeorge	1/29/2006	$ 950,000
	5/4/2006		30,000	(2)					$ 598,200
	5/4/2006		60,000	(3)			$19.94	$20.04	$ 414,516
Donald E. Becker	1/29/2006	$ 543,868
	5/4/2006		12,500	(2)					$ 249,250
	5/4/2006		25,000	(3)			$19.94	$20.04	$ 172,715
____________________

(1)	These amounts represent the bonus base or potential of the respective named executive officer under the Company’s 2006 performance-based cash bonus program. As shown in the Summary Compensation table, actual payout was 141.118% of the bonus base of each named executive officer for 2006.
(2)	This amount represents the number of restricted shares awarded under The Kroger Co. 2005 Long- Term Incentive Plan.
(3)	This amount represents the number of stock options granted under The Kroger Co. 2005 Long-Term Incentive Plan.
(4)	Options under The Kroger Co. 2005 Long-Term Incentive Plan are granted at fair market value of Kroger common stock on the date of the grant. Fair market value was defined as the average of the high and low trading prices of Kroger stock on the date of the grant.

     The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus bases, shown in this table as “target” amounts, for the non-equity incentive plan awards for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the year. As described in the Compensation Discussion and Analysis, actual earnings can exceed the target amounts if performance exceeds the thresholds. Restrictions on restricted stock awards made to the named executive officers lapse in equal amounts on each of the five anniversaries of the date the award is made, as long as the officer is then in our employ. Any dividends declared on Kroger common stock are payable on restricted stock.

Non-qualified stock options granted to the named executive officers vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common stock on the date of the grant. Options are granted only on one of the pre-established regularly scheduled Board meeting dates.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2006. Each outstanding award is shown separately. Option awards include performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table.

OUSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
									Number	or Payout
			Equity						of	Value of
			Incentive						Unearned	Unearned
			Plan Awards:					Market	Shares,	Shares,
	Number of	Number of	Number of				Number	Value of	Units or	Units or
	Securities	Securities	Securities				of Shares	Shares or	Other	Other
	Underlying	Underlying	Underlying				or Units of	Units of	Rights	Rights
	Unexercised	Unexercised	Unexercised		Option		Stock That	Stock That	That	That
	Options	Options	Unearned		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)		($)	Date	(#)	($)	(#)	($)
David B. Dillon
	30,000				$13.44	5/15/2007	120,000(11)	$3,102,000
	35,000				$22.23	4/16/2008
			35,000	(6)	$22.23	4/16/2008
	50,000				$27.17	5/27/2009
			50,000	(7)	$27.17	5/27/2009
	175,000				$16.59	2/11/2010
			35,000	(8)	$16.59	2/11/2010
	35,000				$24.43	5/10/2011
			35,000	(9)	$24.43	5/10/2011
	56,000	14,000 (1)			$23.00	5/9/2012
			35,000	(10)	$23.00	5/9/2012
	168,000	42,000 (2)			$14.93	12/12/2012
	120,000	180,000 (3)			$17.31	5/6/2014
	60,000	240,000 (4)			$16.39	5/5/2015
		240,000 (5)			$19.94	5/4/2016

OUSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
	Option Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
											Plan	Awards:
											Awards:	Market
											Number	or Payout
				Equity							of	Value of
				Incentive							Unearned	Unearned
				Plan Awards:						Market	Shares,	Shares,
	Number of	Number of		Number of				Number		Value of	Units or	Units or
	Securities	Securities		Securities				of Shares		Shares or	Other	Other
	Underlying	Underlying		Underlying				or Units of		Units of	Rights	Rights
	Unexercised	Unexercised		Unexercised		Option		Stock That		Stock That	That	That
	Options	Options		Unearned		Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options		Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)		($)	Date	(#)		($)	(#)	($)
J. Michael Schlotman
	9,000					$22.23	4/16/2008	8,000	(12)	$ 206,800
				9,000	(6)	$22.23	4/16/2008	10,000	(11)	$ 258,500
	10,000					$27.17	5/27/2009
				10,000	(7)	$27.17	5/27/2009
	50,000					$16.59	2/11/2010
				10,000	(8)	$16.59	2/11/2010
	10,000					$24.43	5/10/2011
				10,000	(9)	$24.43	5/10/2011
	16,000	4,000	(1)			$23.00	5/9/2012
				10,000	(10)	$23.00	5/9/2012
	48,000	12,000	(2)			$14.93	12/12/2012
	16,000	24,000	(3)			$17.31	5/6/2014
	8,000	32,000	(4)			$16.39	5/5/2015
		20,000	(5)			$19.94	5/4/2016

W. Rodney McMullen
	25,000					$13.44	5/15/2007	30,000	(11)	$ 775,500
	25,000					$13.44	5/15/2007
	30,000					$22.23	4/16/2008
				30,000	(6)	$22.23	4/16/2008
	30,000					$27.17	5/27/2009
				30,000	(7)	$27.17	5/27/2009
	125,000					$16.59	2/11/2010
				25,000	(8)	$16.59	2/11/2010
	25,000					$24.43	5/10/2011
				25,000	(9)	$24.43	5/10/2011
	40,000	10,000	(1)			$23.00	5/9/2012
				25,000	(10)	$23.00	5/9/2012
	120,000	30,000	(2)			$14.93	12/12/2012
	30,000	45,000	(3)			$17.31	5/6/2014
	15,000	60,000	(4)			$16.39	5/5/2015
		60,000	(5)			$19.94	5/4/2016

OUSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
	Option Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
											Plan	Awards:
											Awards:	Market
											Number	or Payout
				Equity							of	Value of
				Incentive							Unearned	Unearned
				Plan Awards:						Market	Shares,	Shares,
	Number of	Number of		Number of				Number		Value of	Units or	Units or
	Securities	Securities		Securities				of Shares		Shares or	Other	Other
	Underlying	Underlying		Underlying				or Units of		Units of	Rights	Rights
	Unexercised	Unexercised		Unexercised		Option		Stock That		Stock That	That	That
	Options	Options		Unearned		Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options		Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)		($)	Date	(#)		($)	(#)	($)
Don W. McGeorge
	18,000					$13.44	5/15/2007	30,000	(11)	$775,500
	18,000					$13.44	5/15/2007
	30,000					$14.77	7/17/2007
	22,500					$22.23	4/16/2008
				22,500	(6)	$22.23	4/16/2008
	30,000					$27.17	5/27/2009
				30,000	(7)	$27.17	5/27/2009
	125,000					$16.59	2/11/2010
				25,000	(8)	$16.59	2/11/2010
	25,000					$24.43	5/10/2011
				25,000	(9)	$24.43	5/10/2011
	40,000	10,000	(1)			$23.00	5/9/2012
				25,000	(10)	$23.00	5/9/2012
	120,000	30,000	(2)			$14.93	12/12/2012
	30,000	45,000	(3)			$17.31	5/6/2014
	15,000	60,000	(4)			$16.39	5/5/2015
		60,000	(5)			$19.94	5/4/2016

Donald E. Becker
	18,000					$13.44	5/15/2007	5,000	(13)	$129,250
	18,000					$22.23	4/16/2008	40,000	(14)	$1,034,000
	0			18,000	(6)	$22.23	4/16/2008	12,500	(11)	$323,125
	18,000					$27.17	5/27/2009
	0			18,000	(7)	$27.17	5/27/2009
	75,000					$16.59	2/11/2010
	0			15,000	(8)	$16.59	2/11/2010
	12,500					$24.43	5/10/2011
	0			12,500	(9)	$24.43	5/10/2011
	21,333	5,334	(1)			$23.00	5/9/2012
	0			13,333	(10)	$23.00	5/9/2012
	64,000	16,000	(2)			$14.93	12/12/2012
	16,000	24,000	(3)			$17.31	5/6/2014
	8,000	32,000	(4)			$16.39	5/5/2015
	0	25,000	(5)			$19.94	5/4/2016

____________________

(1)	Stock options vest on 5/9/2007.
(2)	Stock options vest on 12/12/2007.
(3)	Stock options vest at the rate of 20%/year with vesting dates of 5/6/2007, 5/6/2008 and 5/6/2009.
(4)	Stock options vest at the rate of 20%/year with vesting dates of 5/5/2007, 5/5/2008, 5/5/2009 and 5/5/2010.
(5)	Stock options vest at a rate of 20%/year with vesting dates of 5/4/2007, 5/4/2008, 5/4/2009, 5/4/2010 and 5/4/2011.
(6)	Performance stock options vest on 10/16/2007 or earlier if performance criteria is satisfied prior to such date.
(7)	Performance stock options vest on 11/27/2008 or earlier if performance criteria is satisfied prior to such date.
(8)	Performance stock options vest on 8/11/2009 or earlier if performance criteria is satisfied prior to such date.
(9)	Performance stock options vest on 11/10/2010 or earlier if performance criteria is satisfied prior to such date.
(10)	Performance stock options vest on 11/9/2011 or earlier if performance criteria is satisfied prior to such date.
(11)	Restricted stock vests at the rate of 20%/year with vesting dates of 5/4/2007, 5/4/2008, 5/4/2009, 5/4/2010 and 5/4/2011.
(12)	Restricted stock vests on 5/9/2007.
(13)	Restricted stock vests on 9/17/2007.
(14)	Restricted stock vests as follows: 10,000 shares on 12/10/2007 and 30,000 shares on 12/8/2008.

     From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger’s stock price has achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13 to 16%. To date, only the performance-based options granted in 1997 have vested.

OPTION EXERCISES AND STOCK VESTED

     The following table provides the stock options exercised and restricted stock vested during 2006.

2006 OPTION EXERCISE AND STOCK VESTED
	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
David B. Dillon	30,000	$247,950	75,000	$1,555,500
J. Michael Schlotman	18,000	$148,703	15,800	$326,725
W. Rodney McMullen	60,000	$607,800	50,000	$1,037,000
Don W. McGeorge	24,000	$268,874	50,000	$1,037,000
Donald E. Becker	66,000	$686,680	12,500	$287,925

     Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten year period.

PENSION BENEFITS

     The following table provides information on pension benefits as of 2006 year-end for the named executive officers.

2006 PENSION BENEFITS
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	11	$214,080	$0
	The Kroger Co. Excess Benefit Plan	11	$1,690,013	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$1,106,543	$0
J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	21	$280,755	$0
	The Kroger Co. Excess Benefit Plan	21	$560,846	$0
W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	21	$247,540	$0
	The Kroger Co. Excess Benefit Plan	21	$1,278,621	$0
Don W. McGeorge	The Kroger Consolidated Retirement Benefit Plan	27	$426,158	$0
	The Kroger Co. Excess Benefit Plan	27	$2,182,611	$0
Donald E. Becker	The Kroger Consolidated Retirement Benefit Plan	32	$714,465	$0
	The Kroger Co. Excess Benefit Plan	32	$1,982,339	$0

     The named executive officers all participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Therefore, their benefits are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

     The named executive officers also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon also is eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan ( the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code (subject to applicable transition rules). The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

  1½% times years of credited service multiplied by the average of the highest five consecutive years of total earnings during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by 1/3 of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including all of the named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Mr. Becker and Mr. Dillon currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

     Mr. Dillon also participates in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon’s accrued benefit under the Dillon Plan offsets a portion of the benefit that would otherwise accrue for him under those plans for his service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

NONQUALIFIED DEFERRED COMPENSATION

     The following table provides information on non-qualified deferred compensation for the named executive officers for 2006.

2006 NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
David B. Dillon	$0	$0	$36,923	$0	$523,545
J. Michael Schlotman	$0	$0	$0	$0	$0
W. Rodney McMullen	$97,578 (1)	$0	$193,796	$0	$2,797,375
Don W. McGeorge	$0	$0	$13,362	$0	$165,313
Donald E. Becker	$0	$0	$0	$0	$0
____________________

(1)	This amount was included in the executive’s base salary in the Summary Compensation table.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of 10-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

DIRECTOR COMPENSATION

     The following table describes the fiscal year 2006 compensation for non-employee directors. Employee directors receive no compensation for their Board service. Fiscal year 2006 consisted of 53 weeks.

2006 DIRECTOR COMPENSATION
							Change in
							Pension
							Value and
	Fees						Nonqualified
	Earned					Non-Equity	Deferred
	or Paid	Stock				Incentive Plan	Compensation	All Other
	in Cash	Awards		Option		Compensation	Earnings	Compensation	Total
Name	($)	($)		Awards($)		($)	($)	($)	($)
		(3)		(4)			(13)	(14)
Reuben V. Anderson	$85,482	$54,988	(5)	$74,262	(7)	$0	$6,300	$108	$221,140
Robert D. Beyer	$88,430	$54,988	(5)	$35,516	(8)	$0	N/A	$108	$179,042
John L. Clendenin	$76,233	$54,988	(5)	$74,262	(7)	$0	$5,000	$108	$210,591
John T. LaMacchia	$88,430	$54,988	(5)	$74,262	(7)	$0	$7,900	$108	$225,688
David B. Lewis	$98,594	$54,988	(5)	$72,504	(9)	$0	N/A	$108	$226,194
Clyde R. Moore	$86,397	$54,988	(5)	$38,017	(10)	$0	$7,200	$108	$186,710
Katherine D. Ortega	$88,430	$54,988	(5)	$74,262	(7)	$0	$6,700	$108	$224,488
Susan M. Phillips	$86,315	$54,988	(5)	$30,057	(11)	$0	N/A	$108	$171,468
Steven R. Rogel	$98,594	$54,988	(5)	$74,262	(8)	$0	N/A	$108	$227,952
James Runde(1)	$31,866	$4,576	(6)	$1,342	(12)	$0	N/A	$0	$37,784
Ronald L. Sargent(2)	$12,620	$4,576	(6)	$1,271	(12)	$0	N/A	$0	$18,467
Bobby S. Shackouls	$86,397	$54,988	(5)	$74,262	(8)	$0	N/A	$108	$215,755
____________________

(1)	Board member as of September 1, 2006.
(2)	Board member as of December 7, 2006.
(3)	This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the financial statements in the Company’s Form 10-K filed with the SEC on April 4, 2007. The grant date fair value of the annual award of 2,500 shares of restricted stock to each Board member on December 7, 2006 was $57,750.
(4)	This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the financial statements in the Company’s Form 10-K filed with the SEC on April 4, 2007. Expense excludes 6.5% estimate of forfeitures, but includes an acceleration of expense for options granted in 2006 to those reaching age 55 with at least 5 years of service during the option vesting period. Options granted in prior years are expensed over the vesting period without regard to age or years of service of the optionee. The grant date fair value of the annual award of 5,000 stock options to each Board member on December 7, 2006 was $40,017.
(5)	Aggregate stock awards outstanding at fiscal year end was 3,750 shares.
(6)	Aggregate stock awards outstanding at fiscal year end was 2,500 shares.
(7)	Aggregate stock options outstanding at fiscal year end was 41,000 shares.
(8)	Aggregate stock options outstanding at fiscal year end was 33,000 shares.
(9)	Aggregate stock options outstanding at fiscal year end was 25,000 shares.
(10)	Aggregate stock options outstanding at fiscal year end was 37,000 shares.
(11)	Aggregate stock options outstanding at fiscal year end was 20,000 shares.
(12)	Aggregate stock options outstanding at fiscal year end was 5,000 shares.
(13)	These amounts only reflect the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation.
(14)	This amount reflects the cost to the Company per director for providing accidental death and disability insurance coverage for outside directors. These premiums are paid on an annual basis in February.

     Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee, as well as the director designated as the “Lead Director,” receives an additional annual retainer of $10,000. Each non-employee director also receives annually, at the regularly scheduled meeting held in December, an award of 2,500 shares of restricted stock and 5,000 non-qualified stock options.

     Outside directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

  interest accrues during the deferral year based on that rate of interest determined at the beginning of the deferral year to equal our cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common stock.

     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     During 2004, the Corporate Governance Committee retained Mercer Human Resource Consulting to review non-employee director compensation. The consultant determined that Kroger’s non-employee director compensation was significantly below median compensation of non-employee directors at other publicly held U.S. corporations, and therefore not competitive. Based on this evaluation, the Corporate Governance Committee recommended to the Board, and the Board approved, an increase in non-employee director compensation effective as of January 2005. The Board has determined that compensation of non-

employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Kroger has no contracts, agreements, plans or arrangements that in connection with resignation, severance, retirement, termination, or change in control, provide for payments to its named executive officers that are not available generally to salaried employees. Mr. Dillon had an employment agreement that expired on November 30, 2006 and was not renewed. Kroger’s non-discriminatory change in control benefits under The Kroger Co. Employee Protection Plan and under stock option and restricted stock agreements are discussed further in the Compensation Discussion and Analysis section under the “Retirement and other benefits” heading.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of February 12, 2007, Kroger’s directors, the named executive officers and the directors and executive officers as a group, beneficially owned shares of Kroger’s common stock as follows:

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	58,145	(1)
Donald E. Becker	376,708	(2)(3)(4)
Robert D. Beyer	54,812	(5)
John L. Clendenin	63,000	(1)
David B. Dillon	1,667,446	(2)(4)(6)
John T. LaMacchia	68,000	(1)
David B. Lewis	20,500	(7)
Don W. McGeorge	697,997	(2)(4)(8)
W. Rodney McMullen	893,320	(2)(4)
Clyde R. Moore	47,500	(9)
Katherine D. Ortega	57,356	(1)
Susan M. Phillips	22,000	(10)
Steven R. Rogel	42,028	(5)
James A. Runde	2,500
Ronald L. Sargent	4,500
J. Michael Schlotman	242,994	(2)(4)(11)
Bobby S. Shackouls	29,000	(5)
Directors and Executive Officers as a group (including those named above)	6,874,249	(2)(12)

(1)	This amount includes 25,000 shares that represent options that are or become exercisable on or before April 13, 2007.
(2)	This amount includes shares that represent options that are or become exercisable on or before April 13, 2007, in the following amounts: Mr. Becker, 250,833; Mr. Dillon, 729,000; Mr. McGeorge, 473,500; Mr. McMullen, 465,000; Mr. Schlotman, 167,000; and all directors and executive officers as a group, 3,820,266.

(3)	This amount includes 10,228 shares owned by Mr. Becker’s wife and 1,050 shares owned by his children. Mr. Becker disclaims beneficial ownership of these shares.
(4)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.
(5)	This amount includes 17,000 shares that represent options that are or become exercisable on or before April 13, 2007.
(6)	This amount includes 219,100 shares owned by Mr. Dillon’s wife and children, and 36,016 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.
(7)	This amount includes 9,000 shares that represent options that are or become exercisable on or before April 13, 2007.
(8)	This amount includes 10,152 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.
(9)	This amount includes 21,000 shares that represent options that are or become exercisable on or before April 13, 2007
(10)	This amount includes 5,000 shares that represent options that are or become exercisable on or before April 13, 2007.
(11)	This amount includes 2,005 shares owned by Mr. Schlotman’s children. Mr. Schlotman disclaims beneficial ownership of these shares.
(12)	The figure shown includes an aggregate of 320 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

     No director or officer owned as much as 1% of the common stock of Kroger. The directors and executive officers as a group beneficially owned 1% of the common stock of Kroger.

     No director or officer owned Kroger common stock pledged as security.

     As of February 12, 2007, the following persons reported beneficial ownership of Kroger common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of		Percentage
Name	Address of Beneficial Owner	Ownership		of Class
	1290 Avenue of the Americas
AXA Financial, Inc.	New York, NY 10104	66,457,092		9.4%

	90 Hudson Street
Lord, Abbett & Co. LLC	Jersey City, NJ 07302	46,202,740		6.5%

	1014 Vine Street
The Kroger Co. Savings Plan	Cincinnati, OH 45202	40,480,889	(1)	5.7%
____________________

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of forms received by Kroger, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2006 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with two exceptions. Mr. Jon C. Flora filed a Form 5 reporting a stock sale that inadvertently was not reported in 2006, and Mr. Carver L. Johnson filed a Form 5 reporting three transactions with the Company in which shares were used to pay tax liability associated with restricted stock.

RELATED PERSON TRANSACTIONS

     Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has no related person transaction to disclose for purposes of this proxy statement. Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

STATEMENT OF POLICY

WITH RESPECT TO

RELATED PERSON TRANSACTIONS

A.   INTRODUCTION

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

     For the purposes of this policy, a “Related Person” is:

  any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

  any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (other than an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B.   AUDIT COMMITTEE APPROVAL

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

     In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

     If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

     The Committee (or the chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the chair) determines in good faith in accordance with its business judgment.

     No director will participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C.   DISCLOSURE

     Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2007 and is available on the Company’s corporate website at http://www.thekrogerco.com/documents/GuidelinesIssues.pdf. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held nine meetings during fiscal year 2006. The Audit Committee meets separately at least quarterly with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately at least quarterly with the Company’s Chief Financial Officer and General Counsel. Following these separate discussions, the Audit Committee meets in executive session.

     Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition the independent public accountants will express their own opinion on the effectiveness of the Company’s internal control over financial reporting.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended February 3, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of February 3, 2007, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee has reviewed and approved all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

     Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007, as filed with the SEC.

     This report is submitted by the Audit Committee.

David B. Lewis, Chair

Bobby S. Shackouls, Vice Chair

Clyde R. Moore

Susan M. Phillips

Ronald L. Sargent

APPROVAL OF KROGER CASH BONUS PLAN
(ITEM NO. 2)

     Kroger historically has paid to associates at all levels an annual bonus designed to provide an incentive to achieve superior results.

     This annual incentive plan provides pay based on the extent to which Kroger meets objectives established at the beginning of each year. Kroger has not historically maintained a long-term incentive plan other than its broad-based equity compensation plans. After reviewing executive compensation with its outside advisors, the Compensation Committee concluded that the long-term component of Kroger’s executive compensation was not competitive. In 2006 the Board instituted a program of long-term bonuses covering periods in excess of one year under which a portion of compensation for about 140 key executives is conditioned on the achievement of those long-term goals. This program serves the dual purposes of making Kroger’s long-term compensation competitive and of providing incentives to meet long-term goals.

     Some compensation plans must be approved by shareholders in order for certain compensation earned under those plans to be considered to be performance-based and therefore deductible for federal tax purposes under Section 162(m) of the Internal Revenue Code. At the Annual Meeting, shareholders are being asked to approve the Kroger Cash Bonus Plan (the “Bonus Plan”), in order for bonuses paid under the plan to satisfy the requirements for qualified performance-based compensation under the Internal Revenue Service’s regulations under Section 162(m) and to be eligible for deductibility by Kroger. Shareholders also are being asked to approve currently outstanding annual and long-term bonuses that are not yet due and payable because the performance periods have not yet been completed. Kroger’s Compensation Committee, comprised solely of independent directors, has approved the Bonus Plan.

DESCRIPTION OF THE BONUS PLAN

     All Kroger associates who are not covered by a collective bargaining agreement are eligible to participate in the Bonus Plan. Currently participation is limited to executives, managers and certain hourly employees.

Bonus Awards

     Types. Two types of bonuses can be awarded under the Bonus Plan; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on Kroger’s performance measured against criteria established by a committee of the Board of Directors (the “Committee”) that qualifies as a “compensation committee” under Section 162(m) of the Internal Revenue Code. The Committee establishes a bonus “potential” for each bonus payable under the Bonus Plan for each participant, based on the participant’s level within Kroger, and actual payouts can exceed that amount when Kroger’s performance exceeds the pre-established thresholds.

     Business Criteria. Each participant’s bonus is based on pre-established performance targets, which will include one or more of the following components: (i) earning or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger’s attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; and (xxv) implementing or completion of strategic initiatives or critical projects. Initially the performance targets for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives; and (iv) sales and earnings results of designated capital projects. Initially the performance targets for long-term bonuses will include the following components: (i) performance in four key categories in our strategic plan, and (ii) operating costs as a percentage of sales.

     Bonus Amount. The bonus award for any participant is based on the achievement of specified levels of Kroger performance measured against the pre-established criteria. The Committee, in its discretion, may reduce the amount payable to any named executive officer. In no event may any one bonus earned by a participant exceed $5 million. Participants may earn more than one bonus under this Bonus Plan. Bonuses earned under the Bonus Plan will be paid in cash.

     Accounting Practices. The components of a performance target will be determined in accordance with Kroger’s accounting practices in effect on the first day of the measurement period.

     Amendment. The Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board. To the extent required by Section 162(m) with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus awards relate.

BOARD RECOMMENDATION

     The Board of Directors believes that the Bonus Plan provides an appropriate balance between salary compensation and performance-based compensation. The Committee may approve similar bonus or other payments outside of the Bonus Plan that may not be tax deductible. The Board of Directors believes it is in the best interests of Kroger to qualify performance-based compensation for deductibility under Section 162(m) in order to maximize Kroger’s income tax deductions. The approval of the Bonus Plan is necessary to qualify this performance-based bonus compensation for deductibility.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

NEW PLAN BENEFITS
Kroger Cash Bonus Plan
Name and Position
	Dollar value ($)	Number of Units
All Groups (1)	(1)	(1)
____________________

(1)	Awards, values and benefits not determinable for any individual or group.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price	remaining for future
	of outstanding options,	of outstanding	issuance under equity
	warrants and rights	options, warrants	compensation plans
		and rights	excluding securities
reflected in column
(a)
Equity compensation plans
approved by security holders	51,918,179	$ 20.09	17,595,505
Equity compensation plans not
approved by security holders	—	$—	—
Total	51,918,179	$ 20.09	17,595,505

APPROVAL OF AMENDMENT TO REGULATIONS TO PROVIDE FOR RULES OF
CONDUCT IN CONNECTION WITH SHAREHOLDER MEETINGS; MEETINGS
OUTSIDE OF CINCINNATI
(ITEM NO. 3)

     Kroger’s Regulations currently contain no provisions that set forth the manner in which shareholders may bring business before a meeting of shareholders. While the rules of the SEC require a shareholder to notify a corporation within a specified period of time prior to an annual meeting of shareholders if the shareholder seeks to have a proposal included in a proxy statement, a shareholder could disrupt a meeting by attempting to bring inappropriate business before the meeting without providing advance notice to the corporation. Reasonable rules of order for the conduct of shareholder meetings are appropriate, and many corporations provide for such rules. This proposal would require 45 days advance notice to Kroger of any business to be conducted at a shareholder meeting, and provide that Kroger will prepare rules of conduct in advance of all shareholder meetings and make those rules available to shareholders. Recognizing that Kroger’s operations span most of the United States, this proposal also will amend the Regulations to permit shareholder meetings to be held outside of Cincinnati, Ohio, with the approval of the Board of Directors.

     Because the rules of the SEC permit proxy committees to vote discretionally on matters for which advance notice is not provided to a corporation, this proposal is not likely to have any material anti-takeover effect.

     If this proposal is adopted, new Article I, Section 2 will be added to the Regulations, old Article I, Section 2 of the Regulations will be revised and renumbered as Article I, Section 3 and additions will be made to Article VII of the Regulations, as shown in Appendix 1, with the additions shown underlined, and deletions shown as strikeouts. The Regulations require the affirmative vote representing a majority of the outstanding shares of Kroger’s common stock in order to adopt this proposal.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

SELECTION OF AUDITORS
(ITEM NO. 4)

     The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 14, 2007, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 2, 2008. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

     The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended February 3, 2007 and January 28, 2006:

	Fiscal 2006	Fiscal 2005
Audit Fees	$4,463,916	$4,926,809
Audit-Related Fees	53,429	53,500
Tax Fees	—	—
All Other Fees	—	—
Total	$4,517,345	$4,980,309

     Audit Fees for the years ended February 3, 2007 and January 28, 2006, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC.

     Audit-Related Fees for the years ended February 3, 2007 and January 28, 2006, respectively, were for assurance and related services pertaining to employee benefit plan audits, captive insurance company audits, accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

     Tax Fees. We did not engage PricewaterhouseCoopers LLP for other tax services for the years ended February 3, 2007 and January 28, 2006.

     All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended February 3, 2007 and January 28, 2006.

     The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 14, 2007 the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal 2007 that are related to the audit of Kroger or involve the audit itself. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

     The Audit Committee has determined that the non-audit services performed by PricewaterhouseCoopers LLP in fiscal 2006 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

     PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 5)

     We have been notified by The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, the beneficial owner of 171 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

     WHEREAS: Carbon regulation is increasing as state and local level support for addressing climate change builds. More than 350 mayors have pledged to meet Kyoto’s targets for reducing greenhouse gas (GHG) emissions. At the state level, regulations addressing GHG emissions now exist in 28 states.

     Support for measures addressing climate change is also increasingly being demonstrated at the federal level. In June of 2005, the Senate passed a non-binding “Sense of the Senate” resolution recognizing the need for a mandatory cap on GHG emissions. According to Investor’s Business Daily, “[M]any in Washington are coming to view rigorous greenhouse legislation as inevitable.”

     These developments are being reinforced by corporate acceptance of the need to address climate change. A 2004 Conference Board report declared that, “The global economy will become less carbon-intensive over time…The real questions are what the pace of the transition will be and who will be the winners and losers…businesses that ignore the debate over climate change will do so at their peril.”

     There is increasing recognition that climate change will have important impacts on all sectors. According to Institutional Shareholder Services, “…the scope of impact has expanded beyond the industries generally associated with emissions (energy, oil/gas, auto)… climate change has a measurable impact on companies in all industries.”

     Analysts at firms such as Goldman Sachs, McKinsey and JPMorgan Chase have publicly recognized the possible financial implications of climate change and have raised concerns about companies that do not adequately disclose them.

     A recent article in Inside Green Business reviewed a new study that demonstrates that the retail sector accounts for a large percentage of GHG emissions once supply chain and energy inputs are accounted for, which could shift some of the burden for reducing GHGs from power generators to retailers.

     Other retailers such as Home Depot and Wal-Mart have committed to addressing climate change and reducing their emissions and have even encouraged Congress to regulate GHG emissions. According to British-based retailer Marks & Spencer’s Sustainable Development Manager, “[O]f all the sustainability issues we deal with, none poses such an all encompassing threat to the way in which we operate in the long term as climate change.”

     RESOLVED: The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to address climate change and report to shareholders (at reasonable cost and omitting proprietary information) by December 1, 2007

     SUPPORTING STATEMENT: We believe management has a fiduciary duty to carefully assess and disclose to shareholders all pertinent information on its response to climate change. We believe taking early action to reduce emissions and prepare for standards could provide competitive advantages, while inaction and opposition to climate change mitigation efforts could expose companies to regulatory and litigation risk and reputational damage.

     THE BOARD OF DIRECTORS RECOMMENDS A VOT E AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS :

     Kroger recognizes the important role it plays as a good steward of the environment. We have numerous “green” initiatives in place to save energy and preserve our natural resources. In 2007 Kroger will publish on-line an expanded version of The Kroger Co. Public Responsibilities Report that will highlight the company’s “green” initiatives in greater detail.

     The proposal recommends a committee of independent directors assess how Kroger is addressing climate change. We believe such a committee report in many ways would be duplicative of the current efforts underway. It would not benefit shareholders and would be a waste of time, resources and money for Kroger and our shareholders.

     We have developed our own form of reporting that we believe provides beneficial and cost effective disclosure to our shareholders on the environmental issues that are relevant to our business operations. The expanded report will be published on the Kroger website before the end of 2007.

________________

      SHAREHOLDER PROPOSALS — 2008 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2008 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 15, 2008. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2008 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal before March 31, 2008.

________________

     Attached to this Proxy Statement is Kroger’s 2006 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2006, together with the audited financial information contained in our 2006 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

     The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

Appendix 1

REGULATIONS
OF
THE KROGER CO.
____________

ARTICLE I

SHAREHOLDERS

     SECTION 1. ANNUAL MEETING. The annual meeting of the shareholders shall be held on the third Friday in May, or on such other date as may be designated by the board of directors, at such hour as may be designated in the notice of the meeting.

     SECTION 2. ORDER OF BUSINESS.

     A. Presiding Officer. The Chairman, or such other officer as may be designated by the board of directors, will preside over all meetings of shareholders.

     B. Authorized Business. Only business that is properly brought may be conducted during any meeting of shareholders. In the case of annual meetings of shareholders, matters set forth in the Company’s notice of annual meeting of shareholders, along with any Company presentation, will be properly brought before the meeting. For business properly to be brought by a shareholder before the annual meeting, advance notice of such business must be received by the secretary of the Company at the principal office of the Company not less than 45 calendar days prior to the date on which the Company’s proxy statement for the prior year’s annual meeting of shareholder was first mailed to shareholders. Such notice must include a description in reasonable detail of the business desired to be brought along with the reasons for conducting such business, the name and record address of the shareholder proposing such business, the number of shares of the Company owned of record or beneficially by the shareholder along with evidence of ownership thereof, a description of any material interest the shareholder has in the subject of the business requested to be conducted, and any arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, a representation that the shareholder intends to appear in person at the meeting to bring such matter before the meeting, and such other information regarding the business proposed by such shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. Without limiting the foregoing, if the business proposed to be brought by such shareholder at the annual meeting is the nomination of a person or persons for election to the board of directors, then the notice also must include as to each person whom the shareholder proposes to nominate for election as a director the name, age, business address and residence address of the person, the principal occupation or employment of the person, the number of shares of the Company owned of record or beneficially by the person, and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors.

     In the case of a special meeting called by the board of directors or an officer or director of the Company, only matters set forth in the Company’s notice of the meeting of shareholders, along with any Company presentation, will properly be brought before the meeting. In the case of a special meeting called by a shareholder, only matters set forth in the notice of the meeting of shareholders will properly be brought before the meeting. Such notice by a shareholder must include a description in reasonable detail of the business desired to be brought along with the reasons for conducting such business, the name and address of the shareholder proposing such business, the number of shares of the Company owned of record or beneficially by the shareholder along with evidence of ownership thereof, a description of any material interest the shareholder has in the subject of the business requested to be conducted and any arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, a representation that the shareholder intends to appear in person at the meeting to bring such matter before the meeting, and such other information regarding the business proposed by such shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     C. Rules of Conduct. Rules of conduct governing all meetings of shareholders will be prepared by the Company and will be available to shareholders at the commencement of the meeting. Shareholders that desire to receive a copy of the rules of conduct prior to the date of a meeting may receive a copy of the then current rules of conduct upon written request to the secretary of the Company at the Company’s principal office.

     SECTION ~~2~~3. PLACE OF MEETINGS. All meetings of the shareholders shall be held at the principal office of the Company in the City of Cincinnati or at such other place ~~in~~ within or without the City of Cincinnati as may be designated in the notice of the meeting, provided that if the meeting is to be held outside of the City of Cincinnati such alternate location must first be approved by the board of directors.

ARTICLE II

BOARD OF DIRECTORS

     SECTION 1. NUMBER. The Board of directors shall consist of not less than nine nor more than twenty-one members, the exact number to be fixed and determined from time to time by the Board of directors or at a meeting of the shareholders called for the purpose of electing directors, at which a quorum is present, by the affirmative vote of the holders of 75% of the shares which are entitled to vote on such proposal.

     Members of the Board of directors shall be elected annually to terms of one year, provided that all directors then serving on the effective date of these regulations will continue to serve out the remainder of their unexpired terms.

     SECTION 2. MEETINGS. An organization meeting of the Board of directors may be held, without notice, immediately after the annual meeting of the shareholders for the purpose of electing officers and attending to such other business as may properly come before the meeting. Additional regular meetings may be held at such times as may be determined from time to time by the directors.

     SECTION 3. PLACE OF MEETINGS. All meetings of the Board of directors shall be held at the principal office of the Company in the City of Cincinnati or at such other place within or without the State of Ohio as may be designated in the notice of the meeting.

     SECTION 4. COMMITTEES. The Board of directors may create an executive committee and any other committee of the directors, to consist of not less than 3 directors, and may delegate to any such committee any of the authority of the directors, however conferred, other than that of filling vacancies among the directors. The directors may appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of such committee. A majority of any such committee shall constitute a quorum for a meeting, and the act of a majority of the members of the committee present at a meeting at which a quorum is present shall be the act of the committee. The president shall be a member of the executive committee.

     SECTION 5. REMOVAL AND VACANCIES.

     A. Removals. All of the directors or any individual director may be removed by the holders of 75% of the shares then entitled to vote at an election of directors, but only for cause.

     B. Vacancies. Any vacancy in the Board of directors shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected shall serve until the next election of directors and until the director’s successor shall be elected and qualified.

ARTICLE III

OFFICERS

     SECTION 1. NUMBER AND TITLE. The officers of the Company shall be a president, such number of vice presidents as the Board of directors may from time to time determine, a secretary, a treasurer, and, in the discretion of the Board of directors, a chairman of the Board, one or more assistant secretaries, one or more assistant treasurers, and such other officers and assistant officers as the Board of directors may from time to time determine.

     SECTION 2. POWERS AND DUTIES. Subject to such limitations as the Board of directors or the executive committee may from time to time prescribe, the officers of the Company shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the Board of directors or the executive committee or, in the case of all officers other than the chairman of the Board and the president, by the president.

     SECTION 3. BONDS. Any officer or employee may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of directors may from time to time determine. The premium on any bond or bonds provided for herein shall be paid by the Company.

ARTICLE IV

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     A. Each director, officer or employee of the Company, each former director, officer or employee of the Company, and each person who is serving or shall have served at the request of the Company as a director, officer or employee of another corporation (his heirs, executors or administrators) shall be indemnified by the Company against expenses actually and necessarily incurred by him, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil to which he is or may be made a party by reason of being or having been such director, officer or employee, provided,

(1)	he is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his duty to the Company or such other corporation,

(2)	he is determined to have acted in good faith in what he reasonably believed to be the best interest of the Company or of such other corporation, and

(3)	in any matter the subject of a criminal action, suit, or proceeding, he is determined to have had no reasonable cause to believe that his conduct was unlawful.

     The determination as to (2) and (3) and, in the absence of an adjudication as to (1) by a court of competent jurisdiction, the determination as to (1) shall be made by the directors of the Company acting at a meeting at which a quorum consisting of directors who are not parties to or threatened with any such action, suit, or proceeding is present. Any director who is a party to or threatened with any such action, suit or proceeding shall not be qualified to vote and, if for this reason a quorum of directors cannot be obtained to vote on such indemnification, no indemnification shall be made except in accordance with the procedure set forth in paragraph B of this Article IV.

     B. In the event that a quorum of directors qualified to vote cannot be obtained to make any determination required by paragraph A, such determination may be made in writing signed by a majority of the directors who are qualified to vote regardless of a lack of quorum or, if there be less than three directors qualified to vote, by a board of three disinterested persons, who may be officers or employees of the Company, of good character appointed by the Board of directors to make such determination.

     C. Notwithstanding paragraph A of Article IV, the Board of directors in its discretion may empower the president or any vice president of the Company to make the determinations, and cause the Company to indemnify any employee of the Company or other corporation which such employee is serving at the request of the Company (his heirs, executors or administrators), who is not a director or officer of the Company or such other corporation against any or all of the expenses, described and set forth in such paragraph A of Article IV.

     D. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under the articles, the regulations, any agreement, any insurance purchased by the corporation, vote of shareholders or otherwise as a matter of law.

ARTICLE V

CERTIFICATES FOR SECURITIES

     If any certificate for securities of the Company should be lost, stolen or destroyed, any one of the president, the treasurer, or the secretary, upon being furnished with satisfactory evidence as to the loss, theft or destruction and as to the ownership of the certificate, and upon being furnished with appropriate security or indemnity to hold the Company harmless, may authorize a new certificate to be issued in lieu of the lost, stolen or destroyed certificate.

ARTICLE VI

SEAL

     The seal of the Company shall be in such form as the Board of directors may from time to time determine.

ARTICLE VII

AMENDMENTS

     These regulations may be amended or repealed at any meeting of shareholders called for that purpose or without such meeting by the affirmative vote or consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, except that the affirmative vote or consent of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal shall be required to amend, alter, change or repeal Sections 1 or 5 of Article II or this Article VII, or to amend, alter, change or repeal these regulations in any way inconsistent with the intent of the foregoing provisions.

As amended June 28, 2007

_______

2006 ANNUAL REPORT
_______

FINANCIAL REPORT 2006

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.kroger.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of February 3, 2007.

     Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of February 3, 2007, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which can be found on page A-31 of this Annual Report.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

SELECTED FINANCIAL DATA
	Fiscal Years Ended
	February 3,	January 28,	January 29,	January 31,	February 1,
	2007	2006	2005	2004	2003
	(53 weeks)	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)
	(In millions, except per share amounts)
Sales	$66,111	$60,553	$56,434	$53,791	$51,760
Earnings (loss) before cumulative effect of
accounting change	1,115	958	(104)	285	1,218
Cumulative effect of accounting change (1)	—	—	—	—	(16)
Net earnings (loss)	1,115	958	(104)	285	1,202
Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of
accounting change	1.54	1.31	(0.14)	0.38	1.54
Cumulative effect of accounting change (1)	—	—	—	—	(0.02)
Net earnings (loss)	1.54	1.31	(0.14)	0.38	1.52
Total assets	21,215	20,482	20,491	20,767	20,349
Long-term liabilities, including obligations
under capital leases and financing
obligations	8,711	9,377	10,537	10,515	10,569
Shareowners’ equity	4,923	4,390	3,619	4,068	3,937
Cash dividends per common share (2)	0.195	—	—	—	—

(1)	Amounts are net of tax.
(2)	During the fiscal year ended February 2, 2002, the Company was prohibited from paying cash dividends under the terms of its previous Credit Agreement. On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated.

COMMON STOCK PRICE RANGE

	2006		2005
Quarter	High	Low	High	Low
1st	$20.98	$18.05	$18.22	$15.15
2nd	$23.23	$19.37	$20.00	$16.46
3rd	$24.15	$21.49	$20.88	$19.09
4th	$25.96	$21.12	$20.58	$18.42

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2006:	61,920

Number of shareholders of record at March 30, 2007:	53,435

Determined by number shareholders of record

     The Company did not pay dividends on its Common Stock during fiscal year 2005. During fiscal 2006, the Company’s Board of Directors adopted a dividend policy and paid three quarterly dividends of $0.065 per share. On March 1, 2007, the Company paid its fourth quarterly dividend of $0.065 per share. On March 15, 2007, the Company announced that its Board of Directors had increased the quarterly dividend to $0.075 per share, payable on June 1, 2007, to shareholders of record at the close of business on May 15, 2007.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining for future
	exercise of	outstanding options,	issuance under equity
	outstanding options,	warrants and rights	compensation plans
	warrants and rights		excluding securities
reflected in column (a)
Equity compensation plans approved by
security holders	51,918,179	$20.09	17,595,505
Equity compensation plans not approved by
security holders	—	$—	—
Total	51,918,179	$20.09	17,595,505

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and the Peer Group composed of food and drug companies.

     Historically, our peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters and drug chains. As a result, in 2003 we changed our peer group ( the “Peer Group”) to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which Kroger competes.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
OF THE KROGER CO., S&P 500 AND PEER GROUP**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2001	2002	2003	2004	2005	2006
The Kroger Co.	100	74.23	91.15	84.80	91.34	128.31
S&P 500 Index	100	79.50	106.98	112.69	125.80	144.66
Peer Group	100	76.05	88.72	94.99	93.12	102.54

     Kroger’s fiscal year ends on the Saturday closest to January 31.

____________________

*	Total assumes $100 invested on February 3, 2002, in The Kroger Co., S&P 500 Index and the Peer Group, with reinvestment of dividends.
**	The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway, Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. Albertson’s, Inc., was substantially acquired by Supervalu in July 2006, and is included through 2005. Marsh Supermarkets was acquired by Marsh Supermarkets Holding Corp. in September 2006, and is included through 2005. Winn-Dixie Stores emerged from bankruptcy in 2006 as a new issue and returns for the old and new issue were calculated then weighted to determine 2006 return.

Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

ISSUER PURCHASES OF EQUITY SECURITIES
				Maximum
			Total Number	Dollar
			of Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of	Purchased
	Total		Publicly	Under
	Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period - four weeks
November 5, 2006 to December 2, 2006	1,176,497	$ 21.99	1,175,000	$ 297
Second period - four weeks
December 3, 2006 to December 30, 2006	1,203,899	$ 23.18	1,200,000	$ 271
Third period - five weeks
December 31, 2006 to February 3, 2007	2,205,944	$ 23.75	2,200,000	$ 233

Total	4,586,340	$ 23.15	4,575,000	$ 233

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2006 contained two 28-day periods and one 35-day period.
(2)	Shares were repurchased under (i) a $500 million stock repurchase program, authorized by the Board of Directors on May 4, 2006, and (ii) a program announced on December 6, 1999, to repurchase common stock to reduce dilution resulting from our employee stock option plans, which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. Total number of shares purchased includes shares that were surrendered to the Company by participants in the Company’s long-term incentive plans to pay for taxes on restricted stock awards.
(3)	Amounts shown in this column reflect amounts remaining under the $500 million stock repurchase program referenced in Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. As of February 3, 2007, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, including amendments thereto. These forms are available as soon as reasonably practicable after the Company has filed or furnished them electronically with the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.

EMPLOYEES

     The Company employs approximately 310,000 full and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 320 such agreements, usually with terms of three to five years.

     During fiscal 2007, the Company has major labor contracts expiring in southern California, Cincinnati, Detroit, Houston, Memphis, Toledo, Seattle and West Virginia. Negotiations in 2007 will be challenging as the Company must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care.

STORES

     As of February 3, 2007, the Company operated, either directly or through its subsidiaries, 2,468 supermarkets and multi-department stores, 631 of which had fuel centers. Approximately 39% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand equity. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; price impact warehouses; or marketplace stores.

     The combo stores are the primary food store format. They are typically able to earn a return above the Company’s cost of capital by drawing customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce. Many combo stores include a fuel center.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive, toys and fine jewelry. Many multi-department stores include a fuel center.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     In addition to supermarkets, the Company operates, either directly or through subsidiaries, 779 convenience stores and 412 fine jewelry stores. Substantially all of our fine jewelry stores are operated in leased locations. Subsidiaries operated 687 of the convenience stores, while 92 were operated through franchise agreements. Approximately 44% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, earnings and total assets, are its only reportable segment. All of the Company’s operations are domestic. Revenues, profit and losses, and total assets are shown in the Company’s Consolidated Financial Statements set forth in Item 8 below.

MERCHANDISING AND MANUFACTURING

     Corporate brand products play an important role in the Company’s merchandising strategy. Supermarket divisions typically stock approximately 11,000 private label items. The Company’s corporate brand products are produced and sold in three quality “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to be equal to or better than the national brand and carries the “Try It, Like It, or Get the National Brand Free” guarantee. Kroger Value is the value brand, designed to deliver good quality at a very affordable price.

     Approximately 55% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 3, 2007, the Company operated 42 manufacturing plants. These plants consisted of 18 dairies, 11 deli or bakery plants, five grocery product plants, three beverage plants, three meat plants and two cheese plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

OUR BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, operating 2,468 supermarket and multi-department stores under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Of these stores, 631 had fuel centers. We also operate 779 convenience stores and 412 fine jewelry stores.

     Kroger operates 42 manufacturing plants, primarily bakeries and dairies, which supply approximately 55% of the corporate brand units sold in the Company’s retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of our costs to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our operations are reported as a single reportable segment: the retail sale of merchandise to individual customers.

OUR 2006 PERFORMANCE

     The continued focus of our associates on delivering improved service, product selection and value to our customers generated a year of significantly improved identical supermarket sales growth, excluding fuel sales, in 2006. Our identical supermarket sales, excluding fuel sales, grew at 5.6% in 2006. These results followed strong 2005 identical supermarket sales, excluding fuel sales, of 3.5% in 2005 and 0.8% in 2004.

     Increasing market share helped us achieve our results. Our internal analysis shows that we hold the #1 or #2 market share position in 38 of our 44 major markets. We define a major market as one in which we operate nine or more stores. Our share increased in 36 of these 44 major markets, declined in seven and remained unchanged in one. On a volume-weighted basis, our overall market share in these 44 major markets increased approximately 65 basis points during 2006.

     We compete against a total of 1,262 supercenters, an increase of 133 over 2005. There are 34 major markets in which supercenters have achieved at least a #3 market share position. Our overall market share in these 34 major markets, on a volume-weighted basis, increased over 70 basis points during 2006. Our market share increased in 27 of these 34 major markets, declined in six and remained unchanged in one.

     All of the market share estimates described above are based on our internal data and analysis. We believe they are reliable but can provide no other assurance of reliability. We believe this market share analysis illustrates that Kroger continued to achieve significant growth in 2006, even in the face of aggressive expansion in the supermarket industry by supercenters, intense price competition, increasing fragmentation of retail formats and market consolidation. Our retail price investments, combined with our service and selling initiatives, led to these market share gains in 2006. We believe there is still significant room for growth. In our 44 major markets, we estimate approximately 47% of the share in those markets continues to be held by competitors without our economies of scale.

     We were able to balance our sales growth with earnings growth. Our net earnings increased 16.4% to $1.54 per diluted share in 2006, from $1.31 per diluted share in 2005. Earnings growth was primarily driven by strong identical supermarket sales growth, improving operating margins and fewer shares outstanding. In addition, fiscal 2006 included a 53rd week that benefited the year by an estimated $0.07 per diluted share, adjustments to certain deferred tax balances that benefited the year by $0.03 per diluted share, expense totaling $0.03 per diluted share for increases in legal reserves, and $0.06 per diluted share of expense for the adoption of stock option expensing.

FUTURE EXPECTATIONS

     While we were pleased with our 2006 results, we must continue to adjust our business model to meet the changing needs and expectations of our customers. Our plan requires balance between sales growth, earnings growth and profitable capital investment.

     We expect to achieve identical supermarket sales growth through merchandising and operating initiatives that improve the shopping experience for our customers and continue building customer loyalty. We expect identical supermarket sales growth, excluding fuel sales, of 3%-5% in 2007.

     To the extent that these sales initiatives involve price reductions or additional costs, we expect they will be funded by operating cost reductions and productivity improvements. We expect sales improvements and cost reductions, combined with fewer shares outstanding, to drive earnings per share growth in 2007. We expect earnings per share in 2007 of $1.60-$1.65 per diluted share. This represents earnings per share growth of approximately 9%-12% in 2007, net of the effect of a 53rd week in fiscal 2006 of approximately $0.07 per diluted share.

     In addition, on March 15, 2007, the Board of Directors declared an increase in Kroger’s quarterly dividend to $0.075 per share.

     Further discussion on our industry, the current economic environment and our related strategic plans is included in the “Outlook” section.

RESULTS OF OPERATIONS

     The following discussion summarizes our operating results for 2006 compared to 2005 and for 2005 compared to 2004. Comparability is affected by certain income and expense items that fluctuated significantly between and among the periods, including goodwill and asset impairment charges and a labor dispute in southern California in 2004.

   Net Earnings (Loss)

     Net earnings totaled $1,115 million for 2006, compared to net earnings totaling $958 million in 2005 and a net loss totaling $104 million in 2004. The increase in our net earnings for 2006, compared to 2005 and 2004, resulted from improvements in the southern California market and the leveraging of fixed costs with strong identical supermarket sales growth, as well as the effect of a 53rd week in 2006. In addition, 2004 was negatively affected by goodwill charges totaling $904 million, as well as a labor dispute in southern California.

     Earnings per diluted share totaled $1.54 in 2006, compared to $1.31 per share in 2005 and a net loss of $0.14 per diluted share in 2004. Net earnings in 2006 benefited by $0.07 per share due to the 53rd week and $0.03 per share from the adjustment of certain deferred tax balances. Net earnings in 2006 also included expense of $0.03 per share recorded for legal reserves. Net earnings were reduced by $1.16 per share in 2004 due to the effects of goodwill impairment charges. Our earnings per share growth in 2006 and 2005 resulted from increased net earnings and the repurchase of Kroger stock. During fiscal 2006, we repurchased 29 million shares of Kroger stock for a total investment of $633 million. During fiscal 2005, we repurchased 15 million shares of our stock for a total investment of $252 million. During fiscal 2004, we repurchased 20 million shares of Kroger stock for a total investment of $319 million.

   Sales

Total Sales
(in millions)
		Percentage		Percentage
	2006	Increase	2005	Increase	2004
Total food store sales without fuel	$57,712	7.9%	$53,472	4.6%	$51,106
Total food store fuel sales	4,455	26.3%	3,526	53.0%	2,305
Total food store sales	$62,167	9.1%	$56,998	6.7%	$53,411
Other sales (1)	3,944	10.9%	3,555	17.6%	3,023
Total Sales	$66,111	9.2%	$60,553	7.3%	$56,434

(1)	Other sales primarily relate to sales at convenience stores, including fuel, jewelry stores and sales by our manufacturing plants to outside firms.

     The growth in our total sales was primarily the result of identical store sales increases, the addition of a 53rd week in 2006 and inflation in pharmacy and some perishable commodities. Increased transaction count and average transaction size were both responsible for our increases in identical supermarket sales, excluding retail fuel operations. After adjusting for the extra week in fiscal 2006, total sales increased 7.0% over fiscal 2005.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. We calculate annualized identical supermarket sales based on a summation of four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 53-week period of 2006, compared to the same 53-week period of the previous year.

Identical Supermarket Sales
(in millions)
	2006	2005
Including supermarket fuel centers	$59,592	$55,993
Excluding supermarket fuel centers	$55,399	$52,483

Including supermarket fuel centers	6.4%	5.3%
Excluding supermarket fuel centers	5.6%	3.5%

     We define a supermarket as comparable when it has been in operation for five full quarters, including expansions and relocations. We calculate annualized comparable supermarket sales based on a summation of four quarters of comparable sales. Our annualized comparable supermarket sales results are summarized in the table below, based on the 53-week period of 2006, compared to the same 53-week period of the previous year.

Comparable Supermarket Sales
(in millions)
	2006	2005
Including supermarket fuel centers	$61,045	$57,203
Excluding supermarket fuel centers	$56,702	$53,622

Including supermarket fuel centers	6.7%	5.9%
Excluding supermarket fuel centers	5.7%	3.9%

   FIFO Gross Margin

     We calculate First-In, First-Out (“FIFO”) Gross Margin as follows: Sales minus merchandise costs plus Last-In, First-Out (“LIFO”) charge (credit). Merchandise costs include advertising, warehousing and transportation, but exclude depreciation expense and rent expense. FIFO gross margin is an important measure used by our management to evaluate merchandising and operational effectiveness.

     Our FIFO gross margin rates were 24.27%, 24.80% and 25.38% in 2006, 2005 and 2004, respectively. Retail fuel sales lowered our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rates were 26.43%, 26.69% and 26.73% in 2006, 2005 and 2004, respectively. The decrease in our non-fuel FIFO gross margin rate reflects our continued reinvestment of operating cost savings into lower prices for our customers.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefit costs and retirement plan costs. Among other items, rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percent of sales, were 17.91%, 18.21% and 18.76% in 2006, 2005 and 2004, respectively. The growth in our retail fuel sales lowers our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our OG&A expenses, as a percent of sales, were 19.59%, 19.68% and 19.81% in 2006, 2005 and 2004, respectively. Excluding the effect of retail fuel operations, expenses recorded for legal reserves and stock option expense, our OG&A rate declined 28 basis points in 2006. This decrease was driven by identical store sales growth, by increasing store labor productivity, and by progress we have made in controlling our health care costs. These improvements were partially offset by increases in pension expense and credit card fees.

   Rent Expense

     Rent expense was $649 million in 2006, as compared to $661 million and $680 million in 2005 and 2004, respectively. Rent expense, as a percent of sales, was 0.98% in 2006, as compared to 1.09% in 2005 and 1.21% in 2004. The decrease in rent expense reflects our increasing sales leverage and our continued emphasis on ownership of real estate when available, as well as decreased charges for closed-store future rent liabilities in 2006 and 2005 compared to 2004.

   Depreciation and Amortization Expense

     Depreciation and amortization expense was $1,272 million, $1,265 million and $1,256 million for 2006, 2005 and 2004, respectively. The increases in depreciation and amortization expense were the result of capital expenditures totaling $1,777 million, $1,306 million and $1,634 million in 2006, 2005 and 2004, respectively. Depreciation and amortization expense, as a percent of sales, was 1.92%, 2.09% and 2.23% in 2006, 2005 and 2004, respectively. The decrease in our depreciation and amortization expense, as a percent of sales, is primarily the result of total sales increases.

   Interest Expense

     Net interest expense totaled $488 million, $510 million and $557 million for 2006, 2005 and 2004, respectively. The decrease in interest expense was the result of lower average borrowings. During 2006, we reduced total debt $173 million from $7.2 billion as of January 28, 2006, to $7.1 billion as of February 3, 2007. Interest expense in 2004 included $25 million related to the early retirement of debt.

   Income Taxes

     Our effective income tax rate was 36.2%, 37.2% and 136.4% for 2006, 2005 and 2004, respectively. The effective tax rates for 2006 and 2005 differ from the effective tax rate for 2004 due to the impairment of non-deductible goodwill in 2004. The effective income tax rates also differ from the expected federal statutory rate in all years presented due to the effect of state taxes as well as the adjustment of certain deferred tax balances in 2006.

     During the reconciliation of our deferred tax balances, after the filing of annual federal and state tax returns, we identified adjustments to be made in the previous years’ deferred tax reconciliation. We corrected these deferred tax balances in our Consolidated Financial Statements for the year ended February 3, 2007, which resulted in a reduction of our 2006 provision for income tax expense of approximately $21 million and reduced the rate by 120 basis points. We do not believe these adjustments are material to our Consolidated Financial Statements for the year ended February 3, 2007, or to any prior years’ Consolidated Financial Statements. As a result, we have not restated any prior year amounts.

COMMON STOCK REPURCHASE PROGRAM

     We maintain a stock repurchase program that complies with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of our common stock, from time to time. We made open market purchases totaling $374 million, $239 million and $291 million under this repurchase program during fiscal 2006, 2005 and 2004, respectively. In addition to this repurchase program, in December 1999 we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit from these exercises. We repurchased approximately $259 million, $13 million and $28 million under the stock option program during 2006, 2005 and 2004, respectively.

CAPITAL EXPENDITURES

     Capital expenditures, including changes in construction-in-progress payable and excluding acquisitions, totaled $1,777 million in 2006 compared to $1,306 million in 2005 and $1,634 million in 2004. The decline in 2005 was the result of our emphasis on the tightening of capital and increasing our focus on remodels, merchandising and productivity projects. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2006	2005	2004
Beginning of year	2,507	2,532	2,532
Opened	20	28	41
Opened (relocation)	17	12	20
Acquired	1	1	15
Acquired (relocation)	—	—	3
Closed (operational)	(60)	(54)	(56)
Closed (relocation)	(17)	(12)	(23)
End of year	2,468	2,507	2,532
Total food store square footage (in millions)	142	142	141

CRITICAL ACCOUNTING POLICIES

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through February 3, 2007. Case reserves are established for reported claims using case-basis evaluation of the underlying claim data and are updated as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. The liabilities for workers’ compensation claims are accounted for on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $3 million. General liability claims are not discounted.

     We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $25 million on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 million per claim, up to $200 million per claim in California and $300 million outside of California.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect upon future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare discounted future cash flows to the asset’s current carrying value. We record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different organizational level, could produce significantly different results.

   Goodwill

     We review goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a division for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a division against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2006, 2005 and 2004 are summarized in Note 2 to the Consolidated Financial Statements.

     The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. Similar to our policy on impairment of long-lived assets, the cash flow projections embedded in our goodwill impairment reviews can be affected by several items such as inflation, the economy and market competition.

   Intangible Assets

     In addition to goodwill, we have recorded intangible assets totaling $26 million, $22 million and $28 million for leasehold equities, liquor licenses and pharmacy prescription file purchases, respectively, at February 3, 2007. Balances at January 28, 2006, were $35 million, $20 million and $30 million for lease equities, liquor licenses and pharmacy prescription files, respectively. We amortize leasehold equities over the remaining life of the lease. We do not amortize owned liquor licenses, however, we amortize liquor licenses that must be renewed over their useful lives. We amortize pharmacy prescription file purchases over seven years. We consider these assets annually during our testing for impairment.

   Store Closing Costs

     We provide for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

(a) Company-sponsored Pension Plans

     Effective February 3, 2007, we adopted the recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 99, 106 and 123(R), which required the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. We are now required to record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 14 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 14 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumption is to reflect the rate at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rate as of year-end 2006 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can be “settled” theoretically by “investing” them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 5.90% discount rate as of year-end 2006 represents the equivalent single rate under a broad-market AA yield curve constructed by our outside consultant, Mercer Human Resource Consulting. We utilized a discount rate of 5.70% for year-end 2005. The 20 basis point increase in the discount rate decreased the projected pension benefit obligation as of February 3, 2007, by approximately $68 million.

     To determine the expected return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. For 2006 and 2005, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average return was 9.7% for the 10 calendar years ended December 31, 2006, net of all investment management fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2006, on that same basis, was 13.4%. We believe the pension return assumption is appropriate because we do not expect that future returns will achieve the same level of performance as the historical average annual return. We have been advised that during 2007 and 2008, the trustees plan to reduce from 50% to 42% the allocation of pension plan assets to domestic and international equities and increase from 18% to 27% the allocation to non-core assets, including inflation-linked bonds, commodities, hedge funds and real estate. Furthermore, in order to augment the return on domestic equities and investment grade debt securities during 2007 and 2008, the trustees plan to increase hedge funds within these sectors from 7% to 22%. Collectively, these changes should improve the diversification of pension plan assets. The trustees expect these changes will have little effect on the total return but will reduce the expected volatility of the return. See Note 14 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the Qualified Plans is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$350/($306)	$38/($36)
Expected Return on Assets	+/- 1.0%	—	$21/($21)

     In 2005, we updated the mortality table used to determine average life expectancy in the calculation of our pension obligation to the RP-2000 Projected to 2015 mortality table. The change in this assumption increased our projected benefit obligation by approximately $93 million at the time of the change, and is reflected in unrecognized actuarial (gain) loss as of the measurement date.

     We contributed $150 million, $300 million and $35 million to our Company-sponsored pension plans in 2006, 2005 and 2004, respectively. Although we are not required to make cash contributions to our Company-sponsored pension plans during fiscal 2007, we contributed $50 million to the plans on February 5, 2007. We may elect to make additional voluntary contributions to our Company-sponsored pension plans in order to maintain our desired funding status. Additional contributions may be made if our cash flows from operations exceed our expectations. We expect any elective contributions made during 2007 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

     Effective January 1, 2007, the Cash Balance Plan was replaced with a 401(k) Retirement Savings Account Plan, which will provide both Company matching contributions and other Company contributions based upon length of service, to eligible employees. We expect to make matching contributions in 2007 of approximately 75 million.

(b) Multi-Employer Plans

     We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $204 million in 2006, $196 million in 2005, and $180 million in 2004. We estimate we would have contributed an additional $2 million in 2004 but our obligation to contribute was suspended during the southern California labor dispute.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2006. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. As of December 31, 2006, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $600 million to $800 million, pre-tax, or $375 million to $500 million, after-tax. This represents a decrease in the amount of underfunding estimated as of December 31, 2005. This decrease is attributable to, among other things, the continuing benefit of plan design changes and the investment returns on assets held in trust for the plans during 2006. Our estimate is based on the best information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable. Our estimate is imprecise and not necessarily reliable.

     We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. We expect our contributions to these multi-employer plans will continue to increase each year, and therefore the expense we recognize under GAAP will increase. In 2006, our contributions to these plans increased approximately 4% over the prior year and have grown at a compound annual rate of approximately 6% since 2003. We expect our contributions to increase by approximately 1.0% in 2007. The amount of increases in 2007 and beyond has been favorably affected by significant improvement in the values of assets held in trusts, by the labor agreements negotiated in southern California and elsewhere in recent years, and by related trustee actions. Although underfunding can result in the imposition of excise taxes on contributing employers, increased contributions can reduce underfunding so that excise taxes are not triggered. Our estimate of future contribution increases takes into account the avoidance of those taxes. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with SFAS No. 87, Employers’ Accounting for Pensions.

     The amount of underfunding described above is an estimate and is disclosed for the purpose described. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of net assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding would increase and Kroger’s future expense could be adversely affected if net asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Tax Contingencies

     Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which we have established an allowance, is audited and fully resolved. As of February 3, 2007, tax years 2002 through 2004 were undergoing examination by the Internal Revenue Service.

     The establishment of our tax contingency allowances relies on the judgment of management to estimate the exposures associated with our various filing positions. Although management believes those estimates and judgments are reasonable, actual results could differ, resulting in gains or losses that may be material to our Consolidated Statements of Operations.

     To the extent that we prevail in matters for which allowances have been established, or are required to pay amounts in excess of these allowances, our effective tax rate in any given financial statement period could be materially affected. An unfavorable tax settlement could require use of cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.

   Share-Based Compensation Expense

     Effective January 29, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method and, therefore, have not restated results for prior periods. Under this method, we recognize compensation expense for all share-based payments granted on or after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS No. 123(R). Under the fair value recognition provisions of SFAS No. 123(R), we recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

     Prior to the adoption of SFAS No. 123(R), we accounted for share-based payments under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and the disclosure provisions of SFAS No. 123, as amended. We recognized compensation expense for all share-based awards described above using the straight-line attribution method applied to the fair value of each option grant, over the requisite service period associated with each award. The requisite service period is typically consistent with the vesting period, except as noted below. Because awards typically vest evenly over the requisite service period, compensation cost recognized in 2006 is at least equal to the grant-date fair value of the vested portion of all outstanding options.

     The weighted-average fair value of stock options granted during 2006, 2005 and 2004 was $6.90, $7.70 and $7.91, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive accounting judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of our stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record share-based compensation expense in the Consolidated Statements of Operations.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders.

	2006	2005	2004
Weighted average expected volatility	27.60%	30.83%	30.13%
Weighted average risk-free interest rate	5.07%	4.11%	3.99%
Expected dividend yield	1.50%	N/A	N/A
Expected term	7.5 years	8.7 years	8.7 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of the options. Prior to 2006, we did not pay a dividend, so an expected dividend rate was not included in the determination of fair value for options granted during fiscal year 2005. Using a dividend yield of 1.50% to value options issued in 2005 would have decreased the fair value of each option by approximately $1.60.

We determined expected volatility based upon historical stock volatilities. We also considered implied volatility. We determined expected term based upon a combination of historical exercise and cancellation experience, as well as estimates of expected future exercise and cancellation experience.

     Under SFAS No. 123(R), we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award.

     In 2006, we recognized total stock compensation expense of $72 million. This included $50 million for stock options and $22 million for restricted shares. A total of $18 million of the restricted stock expense was attributable to the wider distribution of restricted shares incorporated into the first quarter 2006 grant of share-based awards (as described in Note 10 to the Consolidated Financial Statements), and the remaining $4 million of restricted stock expense related to previously issued restricted stock awards. The incremental compensation expense attributable to the adoption of SFAS No. 123(R) in 2006 was $68 million, pre-tax, or $43 million and $0.06 per diluted share, after tax. In 2005, we recognized stock compensation cost of $7 million, pre-tax, related entirely to restricted stock grants.

     These costs were recognized as operating, general and administrative costs in our Company’s Consolidated Statements of Operations. The cumulative effect of applying a forfeiture rate to unvested restricted shares at January 29, 2006 was not material. The pro forma earnings effect of stock options in prior years, in accordance with SFAS No. 123, is described below:

(in millions, except per share amounts)	2005	2004
Net earnings (loss), as reported	$958	$(104)
Stock-based compensation expense included in net earnings, net of
income tax benefits	5	8
Total stock-based compensation expense determined under fair value
method for all awards, net of income tax benefits (1)	(34)	(48)
Pro forma net earnings (loss)	$929	$(144)

Earnings (loss) per basic common share, as reported	$1.32	$(0.14)
Pro forma earnings (loss) per basic common share	$1.28	$(0.20)
Earnings (loss) per diluted common share, as reported	$1.31	$(0.14)
Pro forma earnings (loss) per diluted common share	$1.27	$(0.20)

(1)	Refer to Note 10 of our Consolidated Financial Statements for a summary of the assumptions used for options issued in each year at an option price equal to the fair market value of the stock at the date of the grant.

     As of February 3, 2007, we had $92 million of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under equity award plans. We expected to recognize this cost over a weighted-average period of approximately one year. The total fair value of options that vested in 2006 was $44 million.

     For share-based awards granted prior to the adoption of SFAS No. 123(R), the Company’s stock option grants generally contained retirement-eligibility provisions that caused the options to vest upon the earlier of the stated vesting date or retirement. We calculated compensation expense over the stated vesting periods, regardless of whether certain employees became retirement-eligible during the respective vesting periods. Upon the adoption of SFAS No. 123(R), we continued this method of recognizing compensation expense of awards granted prior to the adoption of SFAS No. 123(R). For awards granted on or after January 29, 2006, options vest based on the stated vesting date, even if an employee retires prior to the vesting date. However, the requisite service period ends on the employee’s retirement-eligible date. As a result, we recognize expense for stock option grants containing such retirement-eligibility provisions over the shorter of the vesting period or the period until employees become retirement-eligible (the requisite service period). As a result of retirement eligibility provisions in stock option awards granted on or after January 29, 2006, we recognized approximately $6 million of compensation expense in 2006 prior to the completion of stated vesting periods.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. We expect to reissue shares held in treasury upon exercise of these options.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 98% of inventories for 2006 and 2005, respectively, were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $450 million at February 3, 2007, and by $400 million at January 28, 2006. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and recognized as the product is sold. We recognized approximately $3.3 billion, $3.2 billion and $3.1 billion of vendor allowances as a reduction in merchandise costs in 2006, 2005 and 2004, respectively. We recognized more than 80% of all vendor allowances in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

   Cash Flow Information

     Net cash provided by operating activities

     We generated $2,351 million of cash from operations in 2006 compared to $2,192 million in 2005 and $2,330 million in 2004. In addition to changes in net earnings, changes in our operating assets and liabilities also affect the amount of cash provided by our operating activities. During 2006, we realized a

$129 million decrease in cash from changes in operating assets and liabilities, compared to a $121 million increase and a $116 million decrease during 2005 and 2004, respectively. These amounts are net of cash contributions to our Company-sponsored pension plans totaling $150 million in 2006, $300 million in 2005 and $35 million in 2004.

     The amount of cash paid for income taxes in 2006 was higher than the amounts paid in 2005 and 2004 due to higher net earnings. In addition, the bonus depreciation provision, which expired in December 2004, reduced our cash taxes by approximately $90 million in 2004. This benefit reversed in 2005 and increased our cash taxes by approximately $71 and $108 million in 2006 and 2005, respectively.

     Net cash used by investing activities

     Cash used by investing activities was $1,587 million in 2006, compared to $1,279 million in 2005 and $1,608 million in 2004. The amount of cash used by investing activities increased in 2006 due to increased capital spending, partially offset by higher proceeds from the sale of assets. Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, were $1,777 million, $1,306 million and $1,634 billion in 2006, 2005 and 2004, respectively. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities used $785 million of cash in 2006 compared to $847 million in 2005 and $737 million in 2004. Lower cash payments for debt reduction in 2006 were partially offset by increased stock repurchase activities and dividend payments in 2006. We repurchased $633 million of Kroger stock in 2006 compared to $252 million in 2005 and $319 million in 2004, and paid dividends totaling $140 million in 2006.

   Debt Management

     Total debt, including both the current and long-term portions of capital leases and financing obligations, decreased $173 million to $7.1 billion as of year-end 2006 from $7.2 billion as of year-end 2005. Total debt decreased $739 million to $7.2 billion as of year-end 2005 from $8.0 billion as of year-end 2004. The decreases were primarily the result of using cash flow from operations to reduce outstanding debt.

     Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133 Accounting for Derivative Investments and Hedging Activities, as amended. We had prefunded employee benefit costs of $300 million at year-end 2006, 2005 and 2004. The mark-to-market adjustments increased the carrying value of our debt by $17 million, $27 million and $70 million as of year-end 2006, 2005 and 2004, respectively.

   Factors Affecting Liquidity

     We currently borrow on a daily basis approximately $170 million under our F2/P2/A3 rated commercial paper (“CP”) program. These borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. We have capacity available under our credit facility to backstop all CP amounts outstanding. If our credit rating declined below its current level of BBB/Baa2/BBB-, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. Borrowings under the credit facility may be more costly than the money we borrow under our current CP program, depending on the current interest rate environment. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e., in excess of 30 days). Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility would be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio.

     Our credit facility also requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

  Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facility) was 7.50 to 1 as of February 3, 2007. Upon furnishing notice to the lenders, this ratio will entitle us to a 0.05% reduction in fees under the credit facility. Although our current borrowing rate is determined based on our Applicable Percentage Ratio, under certain circumstances that borrowing rate could be determined by reference to our credit ratings.

  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 2.04 to 1 as of February 3, 2007. If this ratio exceeded 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 3.66 to 1 as of February 3, 2007. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

     Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2006.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of February 3, 2007 (in millions of dollars):

	2007	2008	2009	2010	2011	Thereafter	Total
Contractual Obligations
Long-term debt	$878	$993	$912	$42	$537	$3,219	$6,581
Interest on long-term debt (1)	428	332	304	250	222	1,712	3,248
Capital lease obligations	57	54	52	51	49	294	557
Operating lease obligations	778	734	690	642	587	4,118	7,549
Low-income housing obligations	6	2	—	—	—	—	8
Financed lease obligations	11	11	11	11	11	157	212
Construction commitments	190	—	—	—	—	—	190
Purchase obligations	431	56	46	34	23	16	606
Total	$2,779	$2,182	$2,015	$1,030	$1,429	$9,516	$18,951

Other Commercial Commitments
Credit facility	$352	$—	$—	$—	$—	$ —	$352
Standby letters of credit	331	—	—	—	—	—	331
Surety bonds	53	—	—	—	—	—	53
Guarantees	6	—	—	—	—	—	6
Total	$742	$—	$—	$—	$—	$ —	$742

(1)	Amounts include contractual interest payments using the interest rate as of February 3, 2007 applicable to our variable interest debt instruments, excluding commercial paper borrowings due to the short-term nature of these borrowings, and stated fixed interest rates for all other debt instruments.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of February 3, 2007, we maintained a five-year revolving credit facility totaling $2.5 billion, which terminates in 2011. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit facility. In addition to the credit facility, we maintain a $50 million money market line, borrowings under which also reduce the funds available under our credit facility. The money market line borrowings allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of February 3, 2007, we had outstanding borrowings totaling $352 million under our credit agreement and commercial paper program. We had no borrowings under the money market line as of February 3, 2007. The outstanding letters of credit that reduced the funds available under our credit facility totaled $331 million as of February 3, 2007.

     In addition to the available credit mentioned above, as of February 3, 2007, we had available for issuance $1.2 billion of securities under a shelf registration statement filed with the SEC and declared effective on December 9, 2004.

     We also maintain surety bonds related primarily to our self-insured workers compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of our subsidiaries. See Note 17 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of three real estate joint ventures in which we are a partner with 50% ownership. Our share of the responsibility for this indebtedness, should the partnerships be unable to meet their obligations, totals approximately $6 million. Based on the covenants underlying this indebtedness as of February 3, 2007, it is unlikely that we will be responsible for repayment of these obligations.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are aware of no current matter that we expect to result in a material liability

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In December 2004, the FASB issued SFAS No. 123 (Revised 2002), Share-Based Payment (“SFAS No. 123(R)”), which replaced SFAS No. 123, superseded APB No. 25 and related interpretations and amended SFAS No. 95, Statement of Cash Flows. SFAS No 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. We adopted the provisions of SFAS No. 123(R) in the first quarter of 2006. The implementation of SFAS No. 123(R) reduced our net earnings $0.06 per diluted share in 2006. See Note 10 to our Consolidated Financial Statements for further discussion of the effect the adoption of SFAS No. 123(R) had on our Consolidated Financial Statements.

     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 99, 106, and 123(R). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status. In addition, SFAS No. 158 requires an employer to measure a plan’s assets and obligations and determine its funded status as of the end of the employer’s fiscal year and recognize changes in the funded status of a defined benefit postretirement plan in the year the changes occur and that those changes be recorded in comprehensive income, net of tax, as a separate component of shareowners’ equity. SFAS No. 158 also requires additional footnote disclosure. The recognition and disclosure provisions of SFAS No. 158 became effective for us on February 3, 2007. The measurement date provisions of SFAS No. 158 will become effective for our fiscal year beginning February 1, 2009. See Note 14 to our Consolidated Financial Statements for the effects the implementation of SFAS No. 158 had on our Consolidated Financial Statements.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 becomes effective for our fiscal year beginning February 4, 2007. We are evaluating the effect the implementation of FIN No. 48 will have on our Consolidated Financial Statements.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurement. SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 will become effective for our fiscal year beginning February 3, 2008. We are evaluating the effect the implementation of SFAS No. 157 will have on our Consolidated Financial Statements.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to make an irrevocable election to measure certain financial instruments and other assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on items for which the fair value option has been elected should be recognized into net earnings at each subsequent reporting date. SFAS No. 159 will be become effective for our fiscal year beginning February 3, 2008. We are currently evaluating the effect the adoption of SFAS No. 159 will have on our Consolidated Financial Statements.

     In June 2006, the FASB ratified the consensus of Emerging Issues Task Force (“EITF”) issue No. 06-03, How Taxes Get Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF No. 06-03 indicates that the income statement presentation of taxes within the scope of the Issue on either a gross basis or a net basis is an accounting policy decision that should be disclosed pursuant to Opinion 22. EITF No. 06-03 becomes effective for our fiscal year beginning February 4, 2007. We do not expect the adoption of EITF No. 06-03 to have a material effect on our Consolidated Financial Statements.

OUTLOOK

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected change in net earnings; identical sales growth; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

  We expect earnings per share in the range of $1.60-$1.65 for 2007. This represents earnings per share growth of approximately 9%-12% in 2007, net of the effect of a 53rd week in fiscal 2006 of approximately $0.07 per diluted share.

  We anticipate earnings per share growth rates in the 1st and 4th quarters of 2007 will be less than the annual growth rate, and the 2nd and 3rd quarter growth rates will be higher than the annual growth rate.

  We expect identical food store sales growth, excluding fuel sales, of 3%-5% in 2007.

  In fiscal 2007, we will continue to focus on driving sales growth and balancing investments in gross margin and improved customer service with operating cost reductions to provide a better shopping experience for our customers. We expect operating margins to improve slightly in 2007.

  We plan to use, over the long-term, one-third of cash flow for debt reduction and two-thirds for stock repurchase and payment of a cash dividend.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  Capital expenditures reflect our strategy of growth through expansion and acquisition, as well as focusing on productivity increase from our existing store base through remodels. In addition, we will continue our emphasis on self- development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investment for 2007 to be in the range of $1.9-$2.1 billion, excluding acquisitions. Total food store square footage is expected to grow approximately 2% before acquisitions and operational closings.

  Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

  We expect that our OG&A results will be affected by increased costs, such as higher energy costs, pension costs and credit card fees, as well as any future labor disputes, offset by improved productivity from process changes, cost savings negotiated in recently completed labor agreements and leverage gained through sales increases.

  We expect that our effective tax rate for 2007 will be approximately 38%, excluding any effects from the implementation of FIN No. 48.

  We expect rent expense, as a percent of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

  We believe that in 2007 there will be opportunities to reduce our operating costs in such areas as administration, labor, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

  Although we are not required to make cash contributions during fiscal 2007, we made a $50 million cash contribution to our Company-sponsored pension plans on February 5, 2007. Additional voluntary contributions may be made if our cash flows from operations exceed our expectations. We expect any additional elective contributions made during 2007 will reduce our contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate pension obligations and future changes in legislation will determine the amounts of any additional contributions. In addition, we expect to make automatic and matching cash contributions to the 401(k) Retirement Savings Account Plan totaling $75 million in 2007.

  We expect our contributions to multi-employer pension plans to increase at 1.0% over the $204 million we contributed during 2006.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

  We have various labor agreements expiring in 2007, covering associates in southern California, Cincinnati, Detroit, Houston, Memphis, Toledo, Seattle and West Virginia. We are currently operating under a contract extension in southern California. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations. Third parties who operate a distribution facility for us in Louisville, Kentucky, are operating without a labor agreement, and the union representing employees there may call a strike if an agreement is not reached. A prolonged work stoppage affecting a substantial number of locations could have a material effect on our results.

  Our ability to achieve sales and earnings goals may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the inflationary and deflationary trends in certain commodities; stock repurchases; and the success of our future growth plans.

  In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

  Our operating margins could fail to improve as expected if we are unsuccessful at containing our operating costs.

  We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as in material litigation facing Kroger, and believe we have made adequate provisions for them where it is reasonably possible to estimate and where we believe an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

  The proportion of cash flow used to reduce outstanding debt, repurchase common stock and pay a cash dividend may be affected by the amount of outstanding debt available for pre-payments, changes in borrowing rates and the market price of Kroger common stock.

  Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

  Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

  Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities and the deductibility of certain expenses.

  The amount of our matching cash contributions under our 401(k) Retirement Savings Account Plan will be affected by the actual amounts contributed by participants.

  We believe the multi-employer pension funds to which we contribute are substantially underfunded. Should asset values in these funds deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

  The grocery retail industry continues to experience fierce competition from other traditional food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants. Our continued success is dependent upon our ability to compete in this industry and to reduce operating expenses, including managing health care and pension costs contained in our collective bargaining agreements. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained profitable growth are considerable, unanticipated actions of competitors could adversely affect our sales.

  Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

  Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, including generating decreased margins as the market price increases, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on operating, general and administrative expenses as a percent of sales.

  Our ability to integrate any companies we acquire or have acquired, and achieve operating improvements at those companies, will affect our operations.

  Our capital expenditures, expected square footage growth, and number of store projects completed during the year could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted or if our logistics and technology projects are not completed in the time frame expected or on budget.

  Interest expense could be adversely affected by the interest rate environment, changes in the Company’s credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations that results in an increase in debt.

  Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

  Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings will suffer.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.:

     We have completed integrated audits of The Kroger Co.’s consolidated financial statements and of its internal control over financial reporting as of February 3, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

     In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 3, 2007 and January 28, 2006, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 15 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 29, 2006 and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of February 3, 2007.

INTERNAL CONTROL OVER FINANCIAL REPORTING

     Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page A-1 of this Annual Report, that the Company maintained effective internal control over financial reporting as of February 3, 2007 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 3, 2007, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
April 4, 2007

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS
	February 3,	January 28,
(In millions - except par value)	2007	2006
ASSETS
Current assets
Cash and temporary cash investments	$189	$210
Deposits in-transit	614	488
Receivables	773	680
Receivables - taxes	5	6
FIFO inventory	5,059	4,886
LIFO credit	(450)	(400)
Prefunded employee benefits	300	300
Prepaid and other current assets	265	296
Total current assets	6,755	6,466
Property, plant and equipment, net	11,779	11,365
Goodwill	2,192	2,192
Other assets	489	459
Total Assets	$21,215	$20,482
LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$906	$554
Accounts payable	3,804	3,546
Accrued salaries and wages	796	780
Deferred income taxes	268	217
Other current liabilities	1,807	1,618
Total current liabilities	7,581	6,715
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and
financing obligations	6,136	6,651
Adjustment to reflect fair value interest rate hedges	18	27
Long-term debt including obligations under capital leases and financing
obligations	6,154	6,678
Deferred income taxes	722	843
Other long-term liabilities	1,835	1,856
Total Liabilities	16,292	16,092
Commitments and Contingencies (See Note 11)
SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 937 shares issued in 2006 and
927 shares issued in 2005	937	927
Additional paid-in capital	2,755	2,536
Accumulated other comprehensive loss	(259)	(243)
Accumulated earnings	5,501	4,573
Common stock in treasury, at cost, 232 shares in 2006 and 204 shares in 2005	(4,011)	(3,403)
Total Shareowners’ Equity	4,923	4,390
Total Liabilities and Shareowners’ Equity	$21,215	$20,482

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended February 3, 2007, January 28, 2006, and January 29, 2005
	2006	2005	2004
(In millions, except per share amounts)	(53 weeks)	(52 weeks)	(52 weeks)
Sales	$66,111	$60,553	$56,434
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	50,115	45,565	42,140
Operating, general and administrative	11,839	11,027	10,611
Rent	649	661	680
Depreciation and amortization	1,272	1,265	1,256
Goodwill impairment charge	—	—	904
Operating Profit	2,236	2,035	843
Interest expense	488	510	557
Earnings before income tax expense	1,748	1,525	286
Income tax expense	633	567	390
Net earnings (loss)	$ 1,115	$ 958	$ (104)
Net earnings (loss) per basic common share	$ 1.56	$ 1.32	$ (0.14)
Average number of common shares used in basic calculation	715	724	736
Net earnings (loss) per diluted common share	$ 1.54	$ 1.31	$ (0.14)
Average number of common shares used in diluted calculation	723	731	736

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended February 3, 2007, January 28, 2006 and January 29, 2005

	2006	2005	2004
(In millions)	(53 weeks)	(52 weeks)	(52 weeks)
Cash Flows From Operating Activities:
Net earnings (loss)	$1,115	$ 958	$ (104)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,272	1,265	1,256
LIFO charge	50	27	49
Stock option expense	72	7	13
Expense for Company-sponsored pension plans	161	138	117
Goodwill impairment charge	—	—	861
Deferred income taxes	(60)	(63)	230
Other	20	39	59
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	(125)	18	73
Inventories	(173)	(157)	(236)
Receivables	(90)	(19)	13
Prepaid expenses	(43)	31	(31)
Accounts payable	256	(80)	167
Accrued expenses	98	155	(23)
Income taxes receivable (payable)	(4)	200	(86)
Contribution to Company-sponsored pension plans	(150)	(300)	(35)
Other	(48)	(27)	7
Net cash provided by operating activities	2,351	2,192	2,330
Cash Flows From Investing Activities:
Capital expenditures, excluding acquisitions	(1,683)	(1,306)	(1,634)
Proceeds from sale of assets	143	69	86
Payments for acquisitions, net of cash acquired	—	—	(25)
Other	(47)	(42)	(35)
Net cash used by investing activities	(1,587)	(1,279)	(1,608)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	10	14	616
Proceeds from lease-financing transactions	15	76	6
Payments on long-term debt	(556)	(103)	(701)
Borrowings (payments) on bank revolver	352	(694)	(309)
Debt prepayment costs	—	—	(25)
Proceeds from issuance of capital stock	168	78	25
Treasury stock purchases	(633)	(252)	(319)
Dividends paid	(140)	—	—
Other	(1)	34	(30)
Net cash used by financing activities	(785)	(847)	(737)
Net increase (decrease) in cash and temporary cash investments	(21)	66	(15)
Cash and temporary cash investments:
Beginning of year	210	144	159
End of year	$ 189	$ 210	$ 144
Reconciliation of capital expenditures
Payments for property and equipment	$(1,683)	$(1,306)	$(1,634)
Changes in construction-in-progress payables	(94)	—	—
Total capital expenditures	$(1,777)	$(1,306)	$(1,634)
Disclosure of cash flow information:
Cash paid during the year for interest	$ 514	$ 511	$ 590
Cash paid during the year for income taxes	$ 615	$ 431	$ 206

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Year Ended February 3, 2007, January 28, 2006 and January 29, 2005

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated
(In millions)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Total
Balances at January 31, 2004	913	$ 913	$ 2,382	170	$ (2,827)	$ (124)	$ 3,724	$4,068
Issuance of common stock:
Stock options and warrants exercised	4	4	25	—	—	—	—	29
Restricted stock issued	1	1	9	—	—	—	—	10
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	18	(294)	—	—	(294)
Stock options and restricted stock exchanged	—	—	—	2	(28)	—	—	(28)
Tax benefits from exercise of stock options and
warrants	—	—	16	—	—	—	—	16
Other comprehensive gain, net of income
tax of $47	—	—	—	—	—	(78)	—	(78)
Net loss	—	—	—	—	—	—	(104)	(104)
Balances at January 29, 2005	918	918	2,432	190	(3,149)	(202)	3,620	3,619
Issuance of common stock:
Stock options and warrants exercised	8	8	57	—	—	—	—	65
Restricted stock issued	1	1	13	—	—	—	—	14
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	14	(239)	—	—	(239)
Stock options and restricted stock exchanged	—	—	—	—	(15)	—	—	(15)
Tax benefits from exercise of stock options and
warrants	—	—	34	—	—	—	—	34
Other comprehensive loss net of income
tax of $26	—	—	—	—	—	(41)	—	(41)
Other	—	—	—	—	—	—	(5)	(5)
Net earnings	—	—	—	—	—	—	958	958
Balances at January 28, 2006	927	927	2,536	204	(3,403)	(243)	4,573	4,390
Issuance of common stock:
Stock options and warrants exercised	9	9	95	(1)	30	—	—	134
Restricted stock issued	1	1	13	—	(5)	—	—	9
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	18	(374)	—	—	(374)
Stock options and restricted stock exchanged	—	—	—	11	(259)	—	—	(259)
Tax benefits from exercise of stock options and
warrants	—	—	39	—	—	—	—	39
Share-based employee compensation	—	—	72	—	—	—	—	72
Other comprehensive gain net of
income tax of $(63)	—	—	—	—	—	102	—	102
SFAS No. 158 adjustment net of
income tax of $71	—	—	—	—	—	(120)	—	(120)
Other	—	—	—	—	—	2	—	2
Cash dividends declared
($0.26 per common share)	—	—	—	—	—	—	(187)	(187)
Net earnings	—	—	—	—	—	—	1,115	1,115
Balances at February 3, 2007	937	$ 937	$ 2,755	232	$ (4,011)	$ (259)	$ 5,501	$4,923

	2006	2005	2004
Net earnings (loss)	$1,115	$958	$(104)
Reclassification adjustment for losses included
in net earnings (loss)	—	—	—
Unrealized gain (loss) on hedging activities, net
of income tax of $(5) in 2006 $(1) in 2005
and $1 in 2004	7	1	(1)
Additional minimum pension liability
adjustment, net of income tax of $(58) in
2006, $26 in 2005
and $46 in 2004	95	(42)	(77)
Comprehensive income (loss)	$1,217	$917	$(182)

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1. ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 3, 2007, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 53-week period ended February 3, 2007, the 52-week period ended January 28, 2006, and the 52-week period ended January 29, 2005.

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 98% of inventories for 2006 and 2005 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $450 at February 3, 2007 and $400 at January 28, 2006. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

   Property, Plant and Equipment

     Generally, property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Leasehold improvements are depreciated over the shorter of the remaining life of the lease term or the useful life of the asset. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,272 in 2006, $1,265 in 2005 and $1,256 in 2004.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2006, 2005 and 2004 are summarized in Note 2 to the Consolidated Financial Statements.

   Intangible Assets

     In addition to goodwill, the Company has recorded intangible assets totaling $26, $22 and $28 for leasehold equities, liquor licenses and pharmacy prescription file purchases, respectively at February 3, 2007. Balances at January 28, 2006 were $35, $20 and $30 for leasehold equities, liquor licenses and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

pharmacy prescription files, respectively. Leasehold equities are amortized over the remaining life of the lease. Owned liquor licenses are not amortized, while liquor licenses that must be renewed are amortized over their useful lives. Pharmacy prescription file purchases are amortized over seven years. These assets are considered annually during the Company’s testing for impairment.

   Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, discounted future cash flows are compared to the asset’s current carrying value. Impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $61, $48 and $24 in 2006, 2005 and 2004. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

   Store Closing Costs

     All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table summarizes accrual activity for future lease obligations of stores closed that were closed in the normal course of business, not part of a coordinated closing.

Future Lease
Obligations
Balance at January 29, 2005	$65
Additions	10
Payments	(8)
Adjustments	(2)
Balance at January 28, 2006	65
Additions	9
Payments	(14)
Adjustments	(27)
Balance at February 3, 2007	$33

     In addition, as of February 3, 2007, the Company maintained a $48 liability for facility closure costs, representing the present value of lease obligations remaining through 2019 for locations closed in California prior to the Fred Meyer merger in 1999, and an $8 liability for store closing costs related to two distinct, formalized plans that coordinated the closing of several locations over relatively short periods of time in 2000 and 2001.

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

   Benefit Plans

     Effective February 3, 2007, the Company adopted the provisions of SFAS No. 158,Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 99, 106 and 123(R), which required the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are now required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 14 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 14 for additional information regarding the Company’s benefit plans.

   Stock Option Plans

     Effective January 29, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method and, therefore, has not restated results for prior periods. Under this method, the Company recognizes compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS No. 123(R). Under the fair value recognition provisions of SFAS No. 123(R), the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based payments under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) and the disclosure provisions of SFAS No. 123. The Company also elected the alternative transition method for calculating windfall tax benefits available as of the adoption of SFAS No. 123(R). For further information regarding the adoption of SFAS No. 123(R), see Note 10 to the Consolidated Financial Statements.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Tax Contingencies

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of February 3, 2007, tax years 2002 through 2004 were undergoing examination by the Internal Revenue Service.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The establishment of the Company’s tax contingency allowances relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company primarily is self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Pharmacy sales are recorded when picked up by the customer. Sales taxes are not recorded as a component of sales. The Company does not recognize a sale when it sells gift cards and gift certificates. Rather, a sale is recognized when the gift card or gift certificate is redeemed to purchase the Company’s products.

   Merchandise Costs

     In addition to product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $508 in 2006, $498 in 2005 and $528 in 2004. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the quarter related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access.

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $600, $596 and $562 as of February 3, 2007, January 28, 2006, and January 29, 2005, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2. GOODWILL

     The annual evaluation of goodwill performed during the fourth quarter of 2006 and 2005 did not result in impairment.

     The annual evaluation of goodwill performed during the fourth quarter of 2004 resulted in a $904 pre-tax, non-cash impairment charge related to goodwill at the Company’s Ralphs and Food 4 Less divisions. The divisions’ operating performance suffered due to the intense competitive environment during the 2003 southern California labor dispute and recovery period after the labor dispute. The decreased operating performance was the result of the investments in personnel, training and price reductions necessary to help regain Ralphs’ business lost during the labor dispute. As a result of this decline and the decline in future expected operating performance, the divisions’ carrying value of goodwill exceeded its implied fair value resulting in the impairment charge. Most of the impairment charge was non-deductible for income tax purposes. At February 3, 2007 and January 28, 2006, the Company maintained $1,458 of goodwill for the Ralphs and Food 4 Less divisions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table summarizes the changes in the Company’s net goodwill balance through February 3, 2007.

Goodwill
Balance at January 31, 2004	$3,138
Goodwill impairment charge	(904)
Goodwill recorded	6
Purchase accounting adjustments	(49)
Balance at January 29, 2005	2,191
Goodwill impairment charge	—
Goodwill recorded	—
Purchase accounting adjustments	1
Balance at January 28, 2006	2,192
Goodwill impairment charge	—
Goodwill recorded	—
Purchase accounting adjustments	—
Balance at February 3, 2007	$2,192

3. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consists of:

	2006	2005
Land	$1,690	$1,675
Buildings and land improvements	5,402	5,142
Equipment	8,255	7,980
Leasehold improvements	4,221	3,917
Construction-in-progress	822	511
Leased property under capital leases and financing obligations	592	561
Total property, plant and equipment	20,982	19,786
Accumulated depreciation and amortization	(9,203)	(8,421)
Property, plant and equipment, net	$11,779	$11,365

     Accumulated depreciation for leased property under capital leases was $288 at February 3, 2007, and $263 at January 28, 2006.

     Approximately $566 and $798, original cost, of Property, Plant and Equipment collateralized certain mortgages at February 3, 2007, and January 28, 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

4. TAXES, BASED ON INCOME

     The provision for taxes based on income consists of:

	2006	2005	2004
Federal
Current	$652	$609	$ 96
Deferred	(52)	(79)	258
	600	530	354
State and local
Current	55	42	25
Deferred	(22)	(5)	11
	33	37	36
Total	$633	$567	$390

     A reconciliation of the statutory federal rate and the effective rate follows:

	2006	2005	2004
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.9%	1.6%	2.6%
Non-deductible goodwill	—	—	101.7%
Deferred tax adjustment	(1.2)%	—	—
Other changes, net	0.5%	0.6%	(2.9)%
	36.2%	37.2%	136.4%

     During the reconciliation of the Company’s deferred tax balances, after the filing of annual federal and state tax returns, the Company identified adjustments to be made in the prior years’ deferred tax reconciliation. These deferred tax balances were corrected in the Company’s Consolidated Financial Statements for the year ended February 3, 2007, which resulted in a reduction of the Company’s 2006 provision for income tax expense of approximately $21. The Company does not believe these adjustments are material to its Consolidated Financial Statements for the year ended February 3, 2007, or to any prior years’ Consolidated Financial Statements. As a result, the Company has not restated any prior year amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The tax effects of significant temporary differences that comprise tax balances were as follows:

	2006	2005
Current deferred tax assets:
Net operating loss carryforwards	$17	$18
Compensation related costs	32	—
Other	4	42
Total current deferred tax assets	53	60
Current deferred tax liabilities:
Compensation related costs	—	(2)
Insurance related costs	(109)	(107)
Inventory related costs	(212)	(168)
Total current deferred tax liabilities	(321)	(277)
Current deferred taxes	$(268)	$(217)
Long-term deferred tax assets:
Compensation related costs	$332	$290
Insurance related costs	—	9
Lease accounting	122	106
Closed store reserves	96	95
Net operating loss carryforwards	29	26
Other	47	21
Long-term deferred tax assets, net	626	547
Long-term deferred tax liabilities:
Depreciation	(1,114)	(1,193)
Insurance related costs	(33)	—
Deferred income	(201)	(197)
Total long-term deferred tax liabilities	(1,348)	(1,390)
Long-term deferred taxes	$(722)	$(843)

     At February 3, 2007, the Company had net operating loss carryforwards for federal income tax purposes of $74 that expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $733 that expire from 2010 through 2025. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

     At February 3, 2007, the Company had state credits of $23 that expire from 2007 through 2020. The utilization of certain of the Company’s credits may be limited in a given year.

     The amounts of cash paid for income taxes in 2004 was reduced by approximately $90 as a result of federal bonus depreciation. This benefit began reversing in 2005 and increased the amount of cash paid for income taxes by approximately $71 in 2006 and $108 in 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

5. DEBT OBLIGATIONS

     Long-term debt consists of:

	2006	2005
Credit facility	$ 352	$ —
4.95% to 9.20% Senior notes and debentures due through 2031	5,916	6,390
5.00% to 9.95% mortgages due in varying amounts through 2034	169	179
Other	144	178
Total debt	6,581	6,747
Less current portion	(878)	(527)
Total long-term debt	$5,703	$6,220

     As of February 3, 2007, the Company had a $2,500 Five-Year Credit Agreement maturing in 2011, unless earlier terminated by the Company. Borrowings under the credit agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of JP Morgan Chase Bank, N.A., (B) ½% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) ½% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with the credit agreement. Both the Applicable Margin and the Facility Fee vary based upon the Company’s achievement of a financial ratio or credit rating. At February 3, 2007, the Applicable Margin was 0.27% and the Facility Fee was 0.08%. The credit facility contains covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreement in whole or in parts, at any time, without a prepayment penalty. As of February 3, 2007, the Company had $352 outstanding under the credit agreement. The weighted average interest rate on the amounts outstanding under the credit agreement was 5.47% at February 3, 2007.

     At February 3, 2007, the Company had borrowings totaling $352 under its P2/F2/A3 rated commercial paper program. Any borrowings under this program are backed by the Company’s credit facility and reduce the amount available under the credit facility.

     At February 3, 2007, the Company also maintained a $50 money market line. In addition to credit agreement borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under the Company’s credit agreement. At February 3, 2007, these letters of credit totaled $331. The Company had no borrowings under the money market line at February 3, 2007.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2006, and for the years subsequent to 2006 are:

2007	$878
2008	993
2009	912
2010	42
2011	537
Thereafter	3,219
Total debt	$6,581

6. FINANCIAL INSTRUMENTS

   Interest Rate Risk Management

     The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. In accordance with this standard, the Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

     The Company’s current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

     Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. These guidelines may change as the Company’s needs dictate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The table below summarizes the outstanding interest rate swaps designated as hedges as of February 3, 2007, and January 28, 2006. The variable component of each interest rate swap outstanding at February 3, 2007, was based on LIBOR as of February 3, 2007. The variable component of each interest rate swap outstanding at January 28, 2006, was based on LIBOR as of January 28, 2006.

	2006		2005
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$1,050	$ —	$1,375	$ —
Duration in years	3.08	—	3.28	—
Average variable rate	8.07%	—	8.14%	—
Average fixed rate	6.74%	—	6.98%	—

     In addition to the interest rate swaps noted above, in 2005 the Company entered into three forward-starting interest rate swap agreements with a notional amount totaling $750 million. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates, including general corporate spreads, on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on its forecasted issuances of debt in fiscal 2007 and 2008. Accordingly, these instruments have been designated as cash flow hedges for the Company’s forecasted debt issuances. Two of the swaps have ten-year terms, with the remaining swap having a twelve-year term, beginning with the issuance of the debt. The average fixed rate for these instruments is 5.14%.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. Any commitments for which the Company does not expect to take delivery, and, as a result will require net settlement, are marked to fair value on a quarterly basis.

     Some of the product the Company purchases is shipped in corrugated cardboard packaging. The corrugated cardboard is sold when it is economical to do so. As of February 3, 2007, the Company maintained seven derivative instruments to protect it from declining corrugated cardboard prices. These derivatives contain a three-year term. None of the contracts, either individually or in the aggregate, hedge more than 50% of the Company’s expected corrugated cardboard sales. The instruments do not qualify for hedge accounting, in accordance with SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, as amended. Accordingly, changes in the fair value of these instruments are marked-to-market in the Company’s Consolidated Statements of Operations as operating, general and administrative (“OG&A”) expenses. As of February 3, 2007, an accrued liability totaling $0.2 had been recorded to reflect the fair value of these instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Long-term Investments

     The fair values of these investments were estimated based on quoted market prices for those or similar investments.

   Long-term Debt

     The fair value of the Company’s long-term debt, including the current portion thereof and excluding borrowings under the credit facility, was estimated based on the quoted market price for the same or similar issues. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends. The carrying values of long-term debt outstanding under the Company’s credit facility approximated fair value.

   Interest Rate Protection Agreements

     The fair value of these agreements was based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

      The estimated fair values of the Company’s financial instruments are as follows:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Cash and temporary cash investments	$189	$189	$210	$210
Store deposits in-transit	$614	$614	$488	$488
Long-term investments for which it is
Practicable	$152	$152	$118	$118
Not Practicable	$—	$—	$1	$—
Debt for which it is(1)
Practicable	$(6,581)	$(6,859)	$(6,747)	$(7,038)
Not Practicable	$—	$—	$—	$—
Interest Rate Protection Agreements
Receive fixed swaps asset/(liability)(2)	$(28)	$(28)	$(34)	$(34)
Forward-starting swap asset/(liability)(3)	$12	$12	$(2)	$(2)
Corrugated Cardboard Price Protection Agreements(4)	$—	$—	$3	$3

(1)	Excludes capital lease and lease-financing obligations.

(2)	As of February 3, 2007, the Company maintained six interest rate swap agreements, with notional amounts totaling $1,050, to manage its exposure to changes in the fair value of its fixed rate debt resulting from interest rate movements by effectively converting a portion of the Company’s debt from fixed to variable rates. These agreements mature at varying times between March 2008 and January 2015. Variable rates for these agreements are based on U.S. dollar London Interbank Offered Rate (“LIBOR”). The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These interest rate swap agreements are being accounted for as fair value hedges. As of February 3, 2007, other long-term liabilities totaling $28 were recorded to reflect the fair value of these agreements, offset by decreases in the fair value of the underlying debt.

(3)	As of February 3, 2007, the Company maintained three forward-starting interest rate swap agreements, with notional amounts totaling $750, to manage its exposure to changes in future benchmark interest rates. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates, including general corporate spreads, on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on the Company’s forecasted issuance of debt in fiscal 2007 and 2008. As of February 3, 2007, other long-term assets totaling $12 were recorded to reflect the fair value of these agreements.

(4)	See Note 6 for a description of the corrugated cardboard price protection agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8. LEASES AND LEASE - FINANCED TRANSACTIONS

     The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses, capital improvement funding or other lease concessions is accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

     Rent expense (under operating leases) consists of:

	2006	2005	2004
Minimum rentals	$753	$760	$772
Contingent payments	10	8	9
Sublease income	(114)	(107)	(101)
Total rent expense	$649	$661	$680

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2006 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2007	$ 57	$ 778	$ 3
2008	54	734	3
2009	52	690	4
2010	51	642	4
2011	49	587	4
Thereafter	294	4,118	93
	557	$7,549	$111
Less estimated executory costs included in capital leases	(3)
Net minimum lease payments under capital leases	554
Less amount representing interest	(237)
Present value of net minimum lease payments under capital leases	$ 317

     Total future minimum rentals under noncancellable subleases at February 3, 2007, were $444.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9. EARNINGS PER COMMON SHARE (“EPS”)

     Basic earnings (loss) per common share equals net earnings (loss) divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings (loss) divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

     The following table provides a reconciliation of earnings and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended			For the year ended			For the year ended
	February 3, 2007			January 28, 2006			January 29, 2005
	Earnings	Shares	Per	Earnings	Shares	Per	Loss	Shares	Per
(in millions, except per	(Nume-	(Denomi-	Share	(Nume-	(Denomi-	Share	(Nume-	(Denomi-	Share
share amounts)	rator)	nator)	Amount	rator)	nator)	Amount	rator)	nator)	Amount
Basic EPS	$1,115	715	$1.56	$958	724	$1.32	$(104)	736	$(0.14)
Dilutive effect of stock
option awards and
warrants		8			7			—
Diluted EPS	$1,115	723	$1.54	$958	731	$1.31	$(104)	736	$(0.14)

     For the years ended February 3, 2007, January 28, 2006 and January 29, 2005, there were options outstanding for approximately 25.4 million, 24.6 million and 61.5 million shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

10. STOCK OPTION PLANS

     Prior to January 29, 2006, the Company applied APB No. 25, and related interpretations, in accounting for its stock option plans and provided the pro-forma disclosures required by SFAS No. 123. APB No. 25 provided for recognition of compensation expense for employee stock awards based on the intrinsic value of the award on the grant date.

     The Company grants options for common stock (“stock options”) to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. Although equity awards may be made throughout the year, it has been the Company’s practice typically to make an annual grant in conjunction with the May meeting of its Board of Directors.

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant or, for certain stock options, the earlier of the Company’s stock reaching certain pre-determined and appreciated market prices or nine years and six months from the date of grant. Under APB No. 25, the Company did not recognize compensation expense for these stock option grants. At February 3, 2007, approximately 18 million shares of common stock were available for future options under these plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards and expense is recognized over the lapsing cycle. Under APB No. 25, the Company generally recorded expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the date of award. As of February 3, 2007, approximately six million shares of common stock were available for future restricted stock awards under the 2005 Long-Term Incentive Plan (the “Plan”). The Company has the ability to convert shares available for stock options under the Plan to shares available for restricted stock awards. Four shares available for common stock awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

     Historically, stock option awards were granted to various employees throughout the organization. Restricted stock awards, however, were limited to approximately 150 associates, including members of the Board of Directors and certain members of senior management. Beginning in 2006, the Company began issuing a combination of stock option and restricted stock awards to those employees who previously received only stock option awards, in an effort to further align those employees’ interests with those of the Company’s non-employee shareholders. As a result, the number of stock option awards granted in 2006 decreased and the number of restricted stock awards granted increased.

   Stock Options

     Changes in options outstanding under the stock option plans are summarized below:

		Weighted-
	Shares subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2003	60.1	$17.62
Granted	6.7	$17.28
Exercised	(4.2)	$7.29
Canceled or Expired	(1.1)	$20.99
Outstanding, year-end 2004	61.5	$18.20
Granted	6.8	$16.50
Exercised	(7.7)	$9.81
Canceled or Expired	(1.3)	$20.92
Outstanding, year-end 2005	59.3	$19.03
Granted	3.2	$20.05
Exercised	(9.5)	$13.34
Canceled or Expired	(1.1)	$21.01
Outstanding, year-end 2006	51.9	$20.09

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     A summary of options outstanding and exercisable at February 3, 2007 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of	Number	remaining	average	Options	average
Exercise Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$ 9.90 - $14.93	7.9	4.51	$14.45	7.1	$14.39
$14.94 - $16.39	6.1	8.16	$16.35	2.2	$16.31
$16.40 - $17.31	10.4	5.32	$16.97	7.1	$16.90
$17.32 - $22.99	9.2	4.24	$20.96	5.0	$21.40
$23.00 - $31.91	18.3	3.76	$25.13	15.0	$25.20
$ 9.90 - $31.91	51.9	4.79	$20.09	36.4	$20.42

     The weighted-average remaining contractual life for options exercisable at February 3, 2007, was approximately 4.1 years.

   Restricted stock

	Restricted	Weighted-
	shares	average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2005	0.7	$17.85
Granted	2.2	$20.16
Lapsed	(0.4)	$17.46
Canceled or Expired	(0.1)	$19.41
Outstanding, year-end 2006	2.4	$20.02

   Adoption of SFAS No. 123(R)

     Effective January 29, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective method. Under this method, the Company recognize compensation expense for all share-based awards granted prior to, but not yet vested as of, January 29, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For all share-based awards granted on or after January 29, 2006, the Company recognizes compensation expense based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

     In accordance with the provisions of the modified-prospective transition method, results for prior periods have not been restated. Compensation expense for all share-based awards described above was recognized using the straight-line attribution method applied to the fair value of each option grant, over the requisite service period associated with each award. The requisite service period is typically consistent with the vesting period, except as noted below. Because awards typically vest evenly over the requisite service period, compensation cost recognized through February 3, 2007, is at least equal to the grant-date fair value of the vested portion of all outstanding awards. All of the Company stock-based incentive plans are considered equity plans under SFAS No. 123(R).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The weighted-average fair value of stock options granted during 2006, 2005 and 2004 was $6.90, $7.70 and $7.91, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive accounting judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2006	2005	2004
Weighted average expected volatility (based on historical
volatility)	27.60%	30.83%	30.13%
Weighted average risk-free interest rate	5.07%	4.11%	3.99%
Expected dividend yield	1.50%	N/A	N/A
Expected term (based on historical results)	7.5 years	8.7 years	8.7 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of options. During the years presented, prior to 2006, the Company did not pay a dividend, so an expected dividend rate was not included in the determination of fair value for options granted during those years. Using a dividend yield of 1.50% to value options issued in 2005 would have decreased the fair value of each option by approximately $1.60. Expected volatility was determined based upon historical stock volatilities. Implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

     Under SFAS No. 123(R), the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

     Total stock compensation recognized in 2006 was $72. This included $50 for stock options and $22 for restricted shares. A total of $18 of the restricted stock expense was attributable to the wider distribution of restricted shares incorporated into the first quarter 2006 grant of share-based awards, and the remaining $4 of restricted stock expense related to previously issued restricted stock awards. The incremental compensation expense attributable to the adoption of SFAS No. 123(R) in 2006 was $68, pre-tax, or $43 and $0.06 per basic and diluted share, after tax. Stock compensation cost recognized in 2005, related entirely to restricted stock grants, was $7, pre-tax. These costs were recognized as operating, general and administrative expense in the Company’s Consolidated Statements of Operations. The cumulative effect of applying a forfeiture rate to unvested restricted shares at January 29, 2006 was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     If compensation cost for the Company’s stock option plans for the years ended January 28, 2006 and January 29, 2005 had been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

	2005	2004
Net earnings (loss), as reported	$958	$(104)
Stock-based compensation expense included in net earnings,
net of income tax benefits	5	8
Total stock-based compensation expense determined under fair
value method for all awards, net of income tax benefits	(34)	(48)
Pro forma net earnings (loss)	$929	$(144)
Earnings (loss) per basic common share, as reported	$1.32	$(0.14)
Pro forma earnings (loss) per basic common share	$1.28	$(0.20)
Earnings (loss) per diluted common share, as reported	$1.31	$(0.14)
Pro forma earnings (loss) per diluted common share	$1.27	$(0.20)

     The total intrinsic value of options exercised in 2006 was $79. The total amount of cash received from the exercise of options granted under share-based payment arrangements was $126. As of February 3, 2007, there was $92 of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately one year. The total fair value of options that vested in 2006 was $44.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, are utilized to repurchase shares of the Company’s stock under a stock repurchase program adopted by the Company’s Board of Directors. During 2006, the Company repurchased approximately 11 million shares of stock in such a manner.

     For share-based awards granted prior to the adoption of SFAS No. 123(R), the Company’s stock option grants generally contained retirement-eligibility provisions that caused the options to vest upon the earlier of the stated vesting date or retirement. Compensation expense was calculated over the stated vesting periods, regardless of whether certain employees became retirement-eligible during the respective vesting periods. Upon the adoption of SFAS No. 123(R), the Company continued this method of recognizing compensation expense for awards granted prior to the adoption of SFAS No. 123(R). For awards granted on or after January 29, 2006, options vest based on the stated vesting date, even if an employee retires prior to the vesting date. The requisite service period ends, however, on the employee’s retirement-eligible date. As a result, the Company recognizes expense for stock option grants containing such retirement-eligibility provisions over the shorter of the vesting period or the period until employees become retirement-eligible (the requisite service period). As a result of retirement eligibility provisions in stock option awards granted on or after January 29, 2006, approximately $6 of compensation expense was recognized in 2006 prior to the completion of stated vesting periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

11. COMMITMENTS AND CONTINGENCIES

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

     The principal contingencies are described below:

     Insurance – The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

     Litigation – On October 6, 2006, the Company petitioned the Tax Court (In Re: Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc., Docket No. 20364-06) for a redetermination of deficiencies set by the Commissioner of Internal Revenue. The dispute at issue involves a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner has determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition does not qualify as a purchase. The Company has strong arguments in favor of its position, but due to the inherent uncertainty involved in the litigation process, an adverse decision that could have a material adverse effect on the Company’s financial results is a possible outcome. As of February 3, 2007, an adverse decision would require a cash payment of approximately $363, including interest.

     On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson’s, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that the Mutual Strike Assistance Agreement (the “Agreement”) between the Company, Albertson’s, Inc. and Safeway Inc. (collectively, the “Retailers”), which was designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor dispute in southern California, violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. On May 25, 2005, the Court denied a motion for a summary judgment filed by the defendants. Ralphs and the other defendants filed a notice of an interlocutory appeal to the United States Court of Appeals for the Ninth Circuit. On November 29, 2005, the appellate court dismissed the appeal. On December 7, 2006, the Court denied a motion for summary judgment filed by the State of California. The Company continues to believe it has strong defenses against this lawsuit and is vigorously defending it. Although this lawsuit is subject to uncertainties inherent to the litigation process, based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

      Ralphs Grocery Company is the defendant in a group of civil actions initially filed in 2003 and for which a coordination order was issued on January 20, 2004 in The Great Escape Promotion Cases pending in the Superior Court of California, County of Los Angeles, Case No. JCCP No. 4343. The plaintiffs

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

allege that Ralphs violated various laws protecting consumers in connection with a promotion pursuant to which Ralphs offered travel awards to customers. On February 22, 2006, the Court in The Great Escape Promotion Cases issued an Order granting preliminary approval of the class action settlement. Notice of the class action settlement was sent to class members, and the Court issued an Order finally approving the class action settlement on August 25, 2006. The settlement involved the issuance of coupons and gift cards. While the ultimate cost of the settlement to Ralphs is largely dependent on the rate of coupon redemption, management does not expect that the ultimate resolution of this action will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

     On August 12, 2000, Ralphs Grocery Company, along with several other potentially responsible parties, entered into a consent decree with the U. S. Environmental Protection Agency surrounding the purported release of volatile organic compounds in connection with industrial operations at a property located in Los Angeles, California. The consent decree followed the EPA’s earlier Administrative Order No. 97-18 in which the EPA sought remedial action pursuant to its authority under the Comprehensive Environmental Remediation, Compensation and Liability Act. Under the consent decree, Ralphs contributes a share of the costs associated with groundwater extraction and treatment. The treatment process is expected to continue until at least 2012.

     Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made adequate provisions therefor. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse impact on the Company’s financial condition or results of operation.

     Guarantees – The Company periodically enters into real estate joint ventures in connection with the development of certain properties. The Company usually sells its interests in such partnerships upon completion of the projects. As of February 3, 2007, the Company was a partner with 50% ownership in three real estate joint ventures for which it has guaranteed approximately $6 of debt incurred by the ventures. Based on the covenants underlying this indebtedness as of February 3, 2007, it is unlikely that the Company will be responsible for repayment of these obligations.

     Assignments – The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

12. SUBSEQUENT EVENTS

     On March 15, 2007, the Company announced its Board of Directors declared the payment of a quarterly dividend of $0.075 per share, payable on June 1, 2007, to shareholders of record as of the close of business on May 15, 2007.

13. STOCK

   Preferred Stock

     The Company has authorized 5 million shares of voting cumulative preferred stock; 2 million were available for issuance at February 3, 2007. The stock has a par value of $100 and is issuable in series.

   Common Stock

     The Company has authorized 1 billion shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1 billion to 2 billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains a stock repurchase program that complies with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of Kroger stock, from time to time. The Company made open market purchases totaling $374, $239 and $291 under this repurchase program in fiscal 2006, 2005 and 2004. In addition to this repurchase program, in December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. The Company repurchased approximately $259, $13 and $28 under the stock option program during fiscal 2006, 2005 and 2004, respectively.

14. BENEFIT PLANS

     The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These included several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     Effective February 3, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 123(R), which required the recognition of the funded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are now required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). The following table reflects the effects the adoption of SFAS No. 158 had on our Consolidated Balance Sheet as of February 3, 2007.

	Before		After
	Application		Application
	of SFAS No.		of SFAS No.
February 3, 2007	158	Adjustments	158
Other assets	$497	$(8)	$489
Total assets	$21,223	$(8)	$21,215
Deferred income taxes	$792	$(70)	$722
Other long-term liabilities	$1,653	$182	$1,835
Total liabilities	$16,180	$112	$16,292
Accumulated other comprehensive loss	$(139)	$(120)	$(259)
Total shareowners’ equity	$5,043	$(120)	$4,923
Total liabilities and shareowners’ equity	$21,223	$(8)	$21,215

     Amounts recognized in AOCI as of February 3, 2007 consist of the following (pre-tax):

	Pension	Other
February 3, 2007	Benefits	Benefits	Total
Unrecognized net actuarial loss	$433	$28	$461
Unrecognized prior service cost (credit)	7	(42)	(35)
Unrecognized transition obligation	1	—	1
Total amounts deferred in AOCI	$441	$(14)	$427

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in 2007 are as follows (pre-tax):

	Pension	Other
February 3, 2007	Benefits	Benefits	Total
Net actuarial loss	$35	$—	$35
Prior service cost	2	(6)	(4)
Total	$37	$ (6)	$31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2006	2005	2006	2005	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$2,284	$2,019	$105	$113	$356	$366
Service cost	123	118	2	1	13	12
Interest cost	130	113	6	6	20	19
Plan participants’ contributions	—	—	—	—	11	9
Amendments	—	—		3	—	4
Actuarial (gain) loss	(4)	145	7	(12)	4	(22)
Benefits paid	(114)	(111)	(7)	(6)	(31)	(32)
Benefit obligation at end of fiscal year	$2,419	$2,284	$113	$105	$373	$356
Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$1,814	$1,458	$—	$—	$—	$—
Actual return on plan assets	248	167	—	—	—	—
Employer contributions	150	300	7	6	20	23
Plan participants’ contributions	—	—	—	—	11	9
Benefits paid	(114)	(111)	(7)	(6)	(31)	(32)
Fair value of plan assets at end of fiscal year	$2,098	$1,814	$—	$—	$—	$—
Funded status at end of fiscal year	$(321)	$(470)	$(113)	$(105)	$(373)	$(356)

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2006(1)	2005	2006(1)	2005	2006(1)	2005
Funded status at end of year	$(321)	$(470)	$(113)	$(105)	$(373)	$(356)
Unrecognized actuarial (gain) loss	—	541	—	27	—	23
Unrecognized prior service cost	—	9	—	8	—	(49)
Unrecognized net transition (asset) obligation	—	(1)	—	1	—	1
Net asset (liability) recognized at end of fiscal year	$(321)	$79	$(113)	$(69)	$(373)	$(381)
Accrued benefit liability	$(321)	$(217)	$(113)	$(112)	$(386)	$(381)
Additional minimum liability	—	(80)	—	12	—	—
Intangible asset	—	10	—	8	—	—
Accumulated other comprehensive loss	—	366	—	23	14	—
Net asset (liability) recognized at end of fiscal year	$(321)	$79	$(113)	$(69)	$(372)	$(381)

(1)	Effective February 3, 2007, the Company adopted SFAS No. 158.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     As of February 3, 2007, pension plan assets included no shares of The Kroger Co. common stock. Pension plan assets included $52, or 2.7 million shares, of common stock of The Kroger Co. at January 28, 2006.

	Pension Benefits			Other Benefits
Weighted average assumptions	2006	2005	2004	2006	2005	2004
Discount rate – Benefit obligation	5.90%	5.70%	—	5.90%	5.70%	—
Discount rate – Net periodic benefit cost	5.70%	5.75%	6.25%	5.70%	5.75%	6.25%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%	3.50%

     The Company’s discount rate assumption was intended to reflect the rate at which the pension benefits could be effectively settled. It takes into account the timing and amount of benefits that would be available under the plan. The Company’s methodology for selecting the discount rate as of year-end 2006 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can be “settled” theoretically by “investing” them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 5.90% discount rate as of year-end 2006 represents the equivalent single rate under a broad-market AA yield curve constructed by the Company’s outside consultant, Mercer Human Resource Consulting. We utilized a discount rate of 5.70% for year-end 2005. The 20 basis point increase in the discount rate decreased the projected pension benefit obligation as of February 3, 2007, by approximately $68 million.

     To determine the expected return on pension plan assets, the Company contemplates current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. The average annual return on pension plan assets was 9.7% for the ten calendar years ended December 31, 2006, net of all fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2006, on that same basis, was 13.4%. The Company utilized a pension return assumption of 8.5% in 2006, 2005 and 2004.

     In 2005, the Company updated the mortality table used to determine average life expectancy in the calculation of its pension obligation to the RP-2000 Projected to 2015 mortality table. The change in this assumption increased the projected benefit obligation approximately $93, at the time of the change, and is reflected in unrecognized actuarial (gain) loss as of the measurement date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Components of net periodic
benefit cost:
Service cost	$123	$118	$106	$2	$1	$1	$13	$12	$10
Interest cost	130	113	109	6	6	6	20	19	21
Expected return on plan assets	(152)	(130)	(121)	—	—	—	—	—	—
Amortization of:
Transition asset	(1)	(1)	(1)	—	—	—	—	—	—
Prior service cost	3	3	3	2	2	2	(7)	(7)	(5)
Actuarial (gain) loss	41	24	9	2	2	3	—	—	—
Curtailment charge	5	—	—	—	—	—	—	—	—
Net periodic benefit cost	$149	$127	$105	$12	$11	$12	$26	$24	$26

     The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2006	2005	2006	2005
PBO at end of fiscal year	$2,419	$2,284	$113	$105
ABO at end of fiscal year	$2,232	$2,111	$103	$100
Fair value of plan assets at end of year	$2,098	$1,814	$—	$—

     The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2007	$139	$22
2008	$138	$23
2009	$145	$24
2010	$142	$26
2011	$137	$27
2012 - 2016	$775	$152

     The Company discontinued the accrual of additional benefits under the Company’s cash balance formula of the Consolidated Retirement Benefit Plan (the “Cash Balance Plan”) effective January 1, 2007. Participants in the Cash Balance Plan will continue to earn interest credits on their accrued benefit balance as of December 31, 2006, based on average Treasury rates, but will no longer accrue cash balance pay credits under the Cash Balance Plan after December 31, 2006. Projected pension benefit payments, as noted above, are lower than estimates in prior years as a result of the discontinuation of benefit accruals under the Cash Balance Plan. As a result of the decision to discontinue accruing additional benefits under the Cash Balance Plan, the Company recorded a charge totaling $5, pre-tax, which represented the previously unrecognized prior service costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Effective January 1, 2007, the Cash Balance Plan was replaced with a 401(k) Retirement Savings Account Plan, which will provide both Company matching contributions and other Company contributions based upon length of service, to eligible employees.

     The following table provides information about the target and actual pension plan asset allocations. Allocation percentages are shown as of December 31 for each respective year. The pension plan measurement date is the December 31st nearest the fiscal year-end.

	Target
	allocations	Actual allocations
	2006	2006	2005
Pension plan asset allocation, as of December 31:
Domestic equity securities	21.4%	21.1%	36.1%
International equity securities	24.5	27.5	25.2
Investment grade debt securities	25.0	23.3	17.8
High yield debt securities	8.0	7.7	7.6
Private equity	5.0	4.9	4.2
Hedge funds	7.6	7.4	3.8
Real estate	1.5	1.4	1.1
Other	7.0	6.7	4.3
Total	100.0%	100.0%	100.0%

     Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

     Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

     The current target allocations shown represent 2006 targets that were established in 2005. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. Cash flow from employer contributions and participant benefit payments is used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. The Company made cash contributions of $150, $300 and $35 in 2006, 2005 and 2004, respectively. Although the Company is not required to make any cash contributions during fiscal 2007, it made a $50 cash contribution to its plans on February 5, 2007. Additional contributions may be made if the Company’s cash flow from operations exceeds its expectations. The Company expects any voluntary contributions made during 2007 will reduce its minimum required contributions in future years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The measurement date for post-retirement benefit obligations is the December 31st nearest the fiscal year-end. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 9.00% initial health care cost trend rate and a 5.00% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$5	$(4)
Effect on postretirement benefit obligation	$45	$(39)

     On December 8, 2003, the President signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003. The law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. We have concluded that our plan is at least “actuarially equivalent” to the Medicare Part D plan for certain covered groups only, and will be eligible for the subsidy for those groups. The effect of the subsidy reduced our postretirement benefit obligation $6 at both February 3, 2007, and January 28, 2006, and did not have a material effect on our net periodic benefit cost in either of those years. The remaining groups’ benefits are not “actuarially equivalent” to the Medicare Part D plan and we have made the decision to pay as secondary coverage to Medicare Part D for those groups.

     The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     The Company recognizes expense in connection with these plans as contributions are funded, in accordance with GAAP. The Company made contributions to these plans, and recognized expense, of $204 in 2006, $196 in 2005, and $180 in 2004. The Company estimates it would have contributed an additional $2 million in 2004, but its obligation to contribute was suspended during the labor dispute in southern California.

     Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Although underfunding can result in the imposition of excise taxes on contributing employers, factors such as increased contributions, increased asset values or future service benefit changes can reduce underfunding so that excise taxes are not triggered. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2006, 2005 and 2004 was $8, $8 and $12, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

15. RENTLY ADOPTED ACCOUNTING STANDARDS

     In December 2004, the FASB issued SFAS No. 123 (Revised 2002), Share-Based Payment (“SFAS No. 123(R)”), which replaced SFAS No. 123, superseded APB No. 25 and related interpretations and amended SFAS No. 95, Statement of Cash Flows. SFAS No 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. The Company adopted the provisions of SFAS No. 123(R) in the first quarter of 2006. The implementation of SFAS No. 123(R) reduced net earnings $0.06 per diluted share in 2006. See Note 10 for further discussion of the effect the adoption of SFAS No. 123(R) had on the Company’s Consolidated Financial Statements.

     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 99, 106, and 123(R). SFAS No. 158 requires an employer that sponsors one or more single-employer defined benefit plans to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status. In addition, SFAS No. 158 requires an employer to measure a plan’s assets and obligations and determine its funded states as of the end of the employer’s fiscal year and recognize changes in the funded status of a defined benefit postretirement plan in the year the changes occur and that those changes be recorded in comprehensive income, net of tax, as a separate component shareowners’ equity. SFAS No. 158 also requires additional footnote disclosure. The recognition and disclosure provisions of SFAS No. 158 became effective for the Company on February 3, 2007. The measurement date provisions of SFAS No. 158 will become effective for the Company’s fiscal year beginning on February 1, 2009. See Note 14 for the effects the implementation of SFAS No. 158 had on the Company’s Consolidated Financial Statements.

16. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 becomes effective for the Company’s fiscal year beginning February 4, 2007. The Company is evaluating the effect the implementation of FIN No. 48 will have on its Consolidated Financial Statements.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurement. SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 will become effective for the Company’s fiscal year beginning February 3, 2008. The Company is evaluating the effect the implementation of SFAS No. 157 will have on its Consolidated Financial Statements.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to make an irrevocable election to measure certain financial instruments and other assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on items for which the fair value option has been elected should be recognized into net earnings at each subsequent reporting date. SFAS No. 159 will be become effective for the Company’s fiscal year beginning February 3, 2008. The Company is currently evaluating the effect the adoption of SFAS No. 159 will have on its Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     In June 2006, the FASB ratified the consensus of Emerging Issues Task Force (“EITF”) issue No. 06-03, How Taxes Get Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF No. 06-03 indicates that the income statement presentation of taxes within the scope of the Issue on either a gross basis or a net basis is an accounting policy decision that should be disclosed pursuant to Opinion 22. EITF No. 06-03 becomes effective for the Company’s fiscal year beginning February 4, 2007. The Company does not expect the adoption of EITF No. 06-03 to have a material effect on its Consolidated Financial Statements.

17. GUARANTOR SUBSIDIARIES

     The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At February 3, 2007, a total of approximately $5,916 of Guaranteed Notes was outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

     The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pre-tax earnings, cash flow, and equity for all periods presented, except for consolidated pre-tax earnings in 2004. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the balance sheets and the statements of cash flows, but rather is included in the column labeled “Guarantor Subsidiaries,” for those periods. The non-guaranteeing subsidiaries represented approximately 10% of 2004 consolidated pre-tax earnings. Therefore, the non-guarantor subsidiaries information is separately presented in the Condensed Consolidated Statements of Operations for 2004.

     There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following tables present summarized financial information as of February 3, 2007 and January 28, 2006 and for the three years ended February 3, 2007.

Condensed Consolidating
Balance Sheets
As of February 3, 2007

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$ 25	$ 164	$ —	$ 189
Store deposits in-transit	69	545	—	614
Receivables	168	1,982	(1,372)	778
Net inventories	406	4,203	—	4,609
Prepaid and other current assets	371	194	—	565
Total current assets	1,039	7,088	(1,372)	6,755
Property, plant and equipment, net	1,429	10,350	—	11,779
Goodwill, net	56	2,136	—	2,192
Other assets	647	1,149	(1,307)	489
Investment in and advances to subsidiaries	11,510	—	(11,510)	—
Total Assets	$ 14,681	$ 20,723	$ (14,189)	$ 21,215
Current liabilities
Current portion of long-term debt
including obligations under capital
leases and financing obligations	$ 906	$ —	$ —	$ 906
Accounts payable	1,614	4,869	(2,679)	3,804
Other current liabilities	(537)	3,408	—	2,871
Total current liabilities	1,983	8,277	(2,679)	7,581
Long-term debt including obligations under
capital leases and financing obligations
Face value long-term debt including
obligations under capital leases and
financing obligations	6,136	—	—	6,136
Adjustment to reflect fair value interest rate
hedges	18	—	—	18
Long-term debt including obligations
under capital leases and financing
obligations	6,154	—	—	6,154
Other long-term liabilities	1,621	936	—	2,557
Total Liabilities	9,758	9,213	(2,679)	16,292
Shareowners’ Equity	4,923	11,510	(11,510)	4,923
Total Liabilities and Shareowners’ equity	$ 14,681	$ 20,723	$ (14,189)	$ 21,215

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Balance Sheets
As of January 28, 2006
		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$ 39	$ 171	$ —	$ 210
Store deposits in-transit	46	442	—	488
Receivables	1,088	526	(928)	686
Net inventories	460	4,026	—	4,486
Prepaid and other current assets	355	241	—	596
Total current assets	1,988	5,406	(928)	6,466
Property, plant and equipment, net	1,255	10,110	—	11,365
Goodwill, net	56	2,136	—	2,192
Other assets	(509)	968	—	459
Investment in and advances to subsidiaries	10,808	—	(10,808)	—
Total Assets	$ 13,598	$ 18,620	$ (11,736)	$ 20,482
Current liabilities
Current portion of long-term debt
including obligations under capital
leases and financing obligations	554	$ —	$ —	$ 554
Accounts payable	263	4,215	(928)	3,550
Other current liabilities	(151)	2,762	—	2,611
Total current liabilities	666	6,977	(928)	6,715
Long-term debt including obligations under
capital leases and financing obligations
Face value long-term debt including
obligations under capital leases and
financing obligations	6,651	—	—	6,651
Adjustment to reflect fair value interest rate
hedges	27	—	—	27
Long-term debt including obligations
under capital leases and financing
obligations	6,678	—	—	6,678
Other long-term liabilities	1,864	835	—	2,699
Total Liabilities	9,208	7,812	(928)	16,092
Shareowners’ Equity	4,390	10,808	(10,808)	4,390
Total Liabilities and Shareowners’ equity	$ 13,598	$ 18,620	$ (11,736)	$ 20,482

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 3, 2007

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$8,731	$58,383	$(1,003)	$66,111
Merchandise costs, including warehousing
and transportation	6,630	44,488	(1,003)	50,115
Operating, general and administrative	1,697	10,142	—	11,839
Rent	132	517	—	649
Depreciation and amortization	136	1,136	—	1,272
Operating profit	136	2,100	—	2,236
Interest expense	480	8	—	488
Equity in earnings of subsidiaries	1,843	—	(1,843)	—
Earnings before tax expense	1,499	2,092	(1,843)	1,748
Tax expense	384	249	—	633
Net earnings	$1,115	$ 1,843	$(1,843)	$ 1,115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 28, 2006

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$8,693	$ 52,822	$ (962)	$ 60,553
Merchandise costs, including warehousing
and transportation	6,502	40,021	(958)	45,565
Operating, general and administrative	1,657	9,368	2	11,027
Rent	165	502	(6)	661
Depreciation and amortization	139	1,126	—	1,265
Operating profit	230	1,805	—	2,035
Interest expense	498	12	—	510
Equity in earnings of subsidiaries	1,164	—	(1,164)	—
Earnings before tax expense	896	1,793	(1,164)	1,525
Tax expense (benefit)	(62)	629	—	567
Net earnings	$ 958	$ 1,164	$ (1,164)	$ 958

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 29, 2005

		Guarantor	Non-Guarantor
	The Kroger Co.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Sales	$8,003	$49,432	$41	$(1,042)	$56,434
Merchandise costs, including
warehousing and
transportation	6,420	36,721	—	(1,001)	42,140
Operating, general and
administrative	1,126	9,494	(9)	—	10,611
Rent	194	527	—	(41)	680
Depreciation and amortization	110	1,142	4	—	1,256
Goodwill impairment charge	—	904	—	—	904
Operating profit	153	644	46	—	843
Interest expense	529	6	22	—	557
Equity in earnings of subsidiaries	430	—	—	(430)	—
Earnings before tax expense	54	638	24	(430)	286
Tax expense	158	231	1	—	390
Net earnings (loss)	$ (104)	$ 407	$23	$ (430)	$ (104)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 3, 2007

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash provided by operating activities	$ 152	$ 2,199	$ 2,351
Cash flows from investing activities:
Capital expenditures	(143)	(1,540)	(1,683)
Other	56	40	96
Net cash used by investing activities	(87)	(1,500)	(1,587)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	362	—	362
Reductions in long-term debt	(556)	—	(556)
Proceeds from issuance of capital stock	168	—	168
Capital stock reacquired	(633)	—	(633)
Dividends paid	(140)	—	(140)
Other	18	(4)	14
Net change in advances to subsidiaries	702	(702)	—
Net cash used by financing activities	(79)	(706)	(785)
Net decrease in cash and temporary cash investments	(14)	(7)	(21)
Cash and temporary investments:
Beginning of year	39	171	210
End of year	$ 25	$ 164	$ 189

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 28, 2006

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash provided by operating activities	$ 1,171	$ 1,021	$ 2,192
Cash flows from investing activities:
Capital expenditures	(188)	(1,118)	(1,306)
Other	11	16	27
Net cash used by investing activities	(177)	(1,102)	(1,279)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	14	—	14
Reductions in long-term debt	(764)	(33)	(797)
Proceeds from issuance of capital stock	78	—	78
Capital stock reacquired	(252)	—	(252)
Other	77	33	110
Net change in advances to subsidiaries	(140)	140	—
Net cash provided (used) by financing activities	(987)	140	(847)
Net increase in cash and temporary cash investments	7	59	66
Cash and temporary investments:
Beginning of year	32	112	144
End of year	$ 39	$ 171	$ 210

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 29, 2005

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash provided by operating activities	$ (890)	$ 3,220	$ 2,330
Cash flows from investing activities:
Capital expenditures	(161)	(1,473)	(1,634)
Other	22	4	26
Net cash used by investing activities	(139)	(1,469)	(1,608)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	616	—	616
Reductions in long-term debt	(724)	(286)	(1,010)
Proceeds from issuance of capital stock	25	—	25
Capital stock reacquired	(319)	—	(319)
Other	(27)	(22)	(49)
Net change in advances to subsidiaries	1,464	(1,464)	—
Net cash provided (used) by financing activities	1,035	(1,772)	(737)
Net (decrease) increase in cash and temporary cash
investments	6	(21)	(15)
Cash and temporary investments:
Beginning of year	26	133	159
End of year	$ 32	$ 112	$ 144

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

18. QUARTERLY DATA (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total Year
2006	(16 Weeks)	(12 Weeks)	(12 Weeks)	(13 Weeks)	(53 Weeks)
Sales	$19,415	$15,138	$14,699	$16,859	$66,111
Net earnings	$306	$209	$215	$385	$1,115
Net earnings per basic common share	$0.42	$0.29	$0.30	$0.55	$1.56
Average number of shares used in basic
calculation	722	719	712	706	715
Net earnings per diluted common share	$0.42	$0.29	$0.30	$0.54	$1.54
Average number of shares used in diluted
calculation	729	725	720	715	723

	Quarter
	First	Second	Third	Fourth	Total Year
2005	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$17,948	$13,865	$14,020	$14,720	$60,553
Net earnings	$294	$196	$185	$283	$958
Net earnings per basic common share	$0.40	$0.27	$0.26	$0.39	$1.32
Average number of shares used in basic
calculation	727	722	724	724	724
Net earnings per diluted common share	$0.40	$0.27	$0.25	$0.39	$1.31
Average number of shares used in diluted
calculation	732	730	732	730	731

CERTIFICATIONS

     On June 28, 2006, we submitted a Section 12(a) CEO Certification to the New York Stock Exchange with no qualifications. We also filed with the SEC the Rule 13a-14(a)/15d-14(a) Certifications as an exhibit to Form 10-K for fiscal years 2005 and 2006.

Kroger has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York
Employee Investment Plans Division
P. O. Box 1089
Newark, New Jersey 07101
Toll Free 1-800-872-3307

Questions regarding Kroger’s 401(k) plan should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for Kroger’s Common Stock. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

Written Shareholder inquiries:	Certificate transfer and address changes:
The Bank of New York	The Bank of New York
Shareholder Relations Department	Receive and Deliver Department
P.O. Box 11258	P.O. Box 11002
Church Street Station	Church Street Station
New York, New York 10286	New York, New York 10286

The Bank’s toll-free number is: 1-800-405-6566. E-mail: shareowners@bankofny.com

Shareholder questions and requests for forms available on the Internet should be directed to: http://www.stockbny.com

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at www.thekrogerco.com.

EXECUTIVE OFFICERS

Donald E. Becker	Paul W. Heldman	W. Rodney McMullen
Executive Vice President	Executive Vice President,	Vice Chairman
Secretary and General Counsel
William T. Boehm		M. Marnette Perry
Senior Vice President	Scott M. Henderson	Senior Vice President
President—Manufacturing	Vice President and Treasurer
J. Michael Schlotman
David B. Dillon	Christopher T. Hjelm	Senior Vice President and
Chairman of the Board and	Senior Vice President and	Chief Financial Officer
Chief Executive Officer	Chief Information Officer
Paul J. Scutt
Kevin M. Dougherty	Carver L. Johnson	Senior Vice President
Group Vice President	Group Vice President and
	Chief Diversity Officer	M. Elizabeth Van Oflen
Jon C. Flora		Vice President and Controller
Senior Vice President	Lynn Marmer
	Group Vice President	Della Wall
Joseph A. Grieshaber, Jr.		Group Vice President
Group Vice President	Don W. McGeorge
President and
Chief Operating Officer

OPERATING UNIT HEADS

John Bays	Donna Giordano	Phyllis Norris
Dillon Stores	QFC	City Market

Paul L. Bowen	John P. Hackett	Darel Pfeiff
Jay C	Mid-South Division	Turkey Hill Minit Markets

William H. Breetz, Jr.	James Hallsey	Mark Prestidge
Southwest Division	Smith’s	Delta Division

Geoffrey J. Covert	David G. Hirz	Mark Salisbury
Cincinnati Division	Ralphs	Tom Thumb

Jay Cummins	Mike Hoffmann	Art Stawski
Food 4 Less	Kwik Shop	Loaf ‘N Jug

Russell J. Dispense	Kathleen Kelly	Ron Stewart
King Soopers	Kroger Personal Finance	Quik Stop
(50% owned by Kroger)
Michael J. Donnelly		Van Tarver
Fry’s	Bruce A. Lucia	Convenience Stores and
	Atlanta Division	Supermarket Petroleum
Michael L. Ellis
Fred Meyer Stores	Bruce Macaulay	R. Pete Williams
	Great Lakes Division	Mid-Atlantic Division
Peter M. Engel
Fred Meyer Jewelers	Robert Moeder
Central Division

THE KROGER CO. ●  1014 VINE STREET ●  CINCINNATI, OHIO 45202 ●  (513) 762-4000

The Kroger Co.		Three Ways to Vote VOTE BY INTERNET OR TELEPHONE OR MAIL 24 Hours a Day - 7 Days a Week It’s Fast and Convenient

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxypush.com/kr		1-866-509-1045
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

For shareholders who have elected to receive The Kroger Co. Proxy Statement and Annual Report electronically, you can now view the 2007 Annual Meeting materials on the Internet by pointing your browser to http://www.kroger.com/reports.

NOTE: Admission Ticket printed on reverse is required for admission to Annual Meeting.

1-866-509-1045
CALL TOLL-FREE TO VOTE

☐	THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 27, 2007. ‚ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE ‚

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.		☒ Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2, 3, and 4.
1. ELECTION OF DIRECTORS					FOR	AGAINST	ABSTAIN

FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to vote ☐ for all nominees listed below	*EXCEPTIONS ☐		3. Rules of Conduct for Shareholder Meetings; Meetings Outside of Cincinnati.	☐	☐	☐

Nominees:

01 Reuben V. Anderson, 02 John L. Clendenin, 03 David B. Dillon, 04 David B. Lewis, 05 Don W. McGeorge, 06 W. Rodney McMullen, 07 Jorge P. Montoya, 08 Clyde R. Moore, 09 Susan M. Phillips, 10 Steven R. Rogel, 11 James A. Runde, and 12 Ronald L. Sargent.

				4. Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 5.
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

*EXCEPTIONS_________________________________________________________________				5. Approve shareholder proposal, if properly presented, to recommend the preparation of climate change report.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approval of Kroger Cash Bonus Plan.	☐	☐	☐	To change your address, please mark this box.	☐

S C A N L I N E

Please sign below exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

				Date Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Kroger Co. to be held on Thursday, June 28, 2007 at 11:00 a.m. E.D.T. at The Music Hall Ballroom, Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

‚ FOLD AND DETACH HERE ‚

THE KROGER CO.
P R O X Y This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting to be Held June 28, 2007

     The undersigned hereby appoints each of DAVID B. DILLON, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

     The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposals 2, 3, and 4 and AGAINST Proposal 5.

(continued, and to be signed, on other side)

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card or vote your proxy by Internet or telephone.

THE KROGER CO. P.O. BOX 11382 NEW YORK, N.Y. 10203-0382	To include any comments, please mark this box.	☐